EXECUTION COPY

Exhibit 10.73

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 30, 2004

AMONG

ACTION PERFORMANCE COMPANIES, INC.,
ACTION RACING COLLECTABLES, INC.,
ACTION SPORTS IMAGE, L.L.C.,
FUNLINE MERCHANDISE COMPANY, INC.,
JEFF HAMILTON COLLECTION, INC.
MCARTHUR TOWEL AND SPORTS, INC.,
RACING COLLECTABLES CLUB OF AMERICA, INC.,
AND
TREVCO TRADING CORP.

AS BORROWERS,

THE LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK ONE, NA (MAIN OFFICE CHICAGO),
AS AGENT AND LC ISSUER

AND

BANC ONE CAPITAL MARKETS, INC.,
AS LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II THE FACILITY		28
2.1	The Facility	28
	2.1.1 Revolving Loans	28
	2.1.2 Facility LCs	31
	2.1.3 Non-Ratable Loans	36
	2.1.4 Protective Advances and Overadvances	37
	2.1.5 Term A Loans	38
	2.1.6 Term B Loans	39
2.2	Ratable Loans; Risk Participation	39
2.3	Payment of the Obligations	40
2.4	Minimum Amount of Each Advance	40
2.5	Funding Account	40
2.6	Reliance Upon Authority; No Liability	40
2.7	Conversion and Continuation of Outstanding Advances	40
2.8	Telephonic Notices	41
2.9	Notification of Advances, Interest Rates and Repayments	41
2.10	Fees	41
2.11	Interest Rates	42
2.12	Eurodollar Advances Post Default; Default Rates	42
2.13	Interest Payment Dates; Interest and Fee Basis	43
2.14	Voluntary Prepayments	43
2.15	Mandatory Prepayments	43
2.16	Termination of the Facility	45
2.17	Method of Payment	46
2.18	Apportionment, Application, and Reversal of Payments	47
2.19	Settlement	48
2.20	Indemnity for Returned Payments	49
2.21	Noteless Agreement; Evidence of Indebtedness	49
2.22	Lending Installations	50
2.23	Non-Receipt of Funds by the Agent; Defaulting Lenders	50
2.24	Limitation of Interest	51
2.25	Borrower’s Reduction of Commitment	53
ARTICLE III YIELD PROTECTION; TAXES		53
3.1	Yield Protection	53
3.2	Changes in Capital Adequacy Regulations	54
3.3	Availability of Types of Advances	54
3.4	Funding Indemnification	54
3.5	Taxes	55
3.6	Lender Statements; Survival of Indemnity	57
3.7	Replacement of Lender	57

i

ARTICLE IV CONDITIONS PRECEDENT		58
4.1	Effectiveness	58
4.2	Each Credit Extension	61
ARTICLE V REPRESENTATIONS AND WARRANTIES		61
5.1	Existence and Standing	61
5.2	Authorization and Validity	62
5.3	No Conflict; Government Consent	62
5.4	Security Interest in Collateral	62
5.5	Financial Statements	62
5.6	Material Adverse Change	63
5.7	Taxes	63
5.8	Litigation and Contingent Obligations	63
5.9	Capitalization and Subsidiaries	63
5.10	ERISA	64
5.11	Accuracy of Information	64
5.12	Names; Prior Transactions	64
5.13	Regulation U	64
5.14	Material Agreements	64
5.15	Compliance With Laws	64
5.16	Ownership of Properties	65
5.17	Plan Assets; Prohibited Transactions	65
5.18	Environmental Matters	65
5.19	Investment Company Act	65
5.20	Public Utility Holding Company Act	65
5.21	Bank Accounts	65
5.22	Indebtedness	65
5.23	Affiliate Transactions	65
5.24	Real Property; Leases	66
5.25	Intellectual Property Rights	66
5.26	Insurance	66
5.27	Solvency	66
5.28	Subordinated Indebtedness	67
5.29	Post-Retirement Benefits	67
5.30	Common Enterprise	67
5.31	Reportable Transaction	67
5.32	Labor Disputes	67
ARTICLE VI COVENANTS		68
6.1	Financial and Collateral Reporting	68
6.2	Use of Proceeds	71
6.3	Notices	71
6.4	Conduct of Business	73
6.5	Taxes	74
6.6	Payment of Indebtedness and Other Liabilities	74
6.7	Insurance	74

6.8	Compliance with Laws	76
6.9	Maintenance of Properties and Intellectual Property Rights	76
6.10	Inspection	76
6.11	Appraisals	77
6.12	Communications with Accountants	77
6.13	Collateral Access Agreements and Real Estate Purchases	77
6.14	Deposit Account Control Agreements	77
6.15	Additional Collateral; Further Assurances	77
6.16	Dividends	79
6.17	Indebtedness	79
6.18	Capital Structure	81
6.19	Merger	81
6.20	Sale of Assets	81
6.21	Investments and Acquisitions	81
6.22	Liens	82
6.23	Change of Name or Location; Change of Fiscal Year	84
6.24	Affiliate Transactions	84
6.25	Amendments to Agreements	84
6.26	Prepayment of Indebtedness; Subordinated Indebtedness	84
6.27	Financial Contracts	85
6.28	Capital Expenditures	85
6.29	Financial Covenants	85
	6.29.1 Fixed Charge Coverage Ratio	85
	6.29.2 Minimum Tangible Net Worth	85
6.30	Depository Banks	86
6.31	Sale of Accounts	86
6.32	Convertible Note Repurchase	86
ARTICLE VII DEFAULTS		86
ARTICLE VIII REMEDIES; WAIVERS AND AMENDMENTS		90
8.1	Remedies	90
8.2	Waivers by Loan Parties	91
8.3	Amendments	91
8.4	Preservation of Rights	93
ARTICLE IX GENERAL PROVISIONS		94
9.1	Survival of Representations	94
9.2	Governmental Regulation	94
9.3	Headings	94
9.4	Entire Agreement	94
9.5	Several Obligations; Benefits of this Agreement	94
9.6	Expenses; Indemnification	94
9.7	Numbers of Documents	96
9.8	Accounting	97
9.9	Severability of Provisions	97
9.10	Nonliability of Lenders	97

9.11	Confidentiality	97
9.12	Nonreliance	98
9.13	Disclosure	98
9.14	Amendment and Restatement	99
ARTICLE X THE AGENT		99
10.1	Appointment; Nature of Relationship	99
10.2	Powers	99
10.3	General Immunity	99
10.4	No Responsibility for Credit Extensions, Recitals, etc.	100
10.5	Action on Instructions of the Lenders	100
10.6	Employment of Agents and Counsel	100
10.7	Reliance on Documents; Counsel	100
10.8	Agent’s Reimbursement and Indemnification	101
10.9	Notice of Default	101
10.10	Rights as a Lender	101
10.11	Lender Credit Decision	102
10.12	Successor Agent	102
10.13	Delegation to Affiliates	103
10.14	Execution of Loan Documents	103
10.15	Collateral Matters	103
10.16	Co-Agents, Documentation Agent, Syndication Agent, etc.	105
ARTICLE XI SETOFF; RATABLE PAYMENTS		105
11.1	Setoff	105
11.2	Ratable Payments	106
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		106
12.1	Successors and Assigns	106
12.2	Participations	107
12.3	Assignments	107
12.4	Dissemination of Information	109
12.5	Tax Treatment	109
12.6	Assignment by LC Issuer	109
ARTICLE XIII NOTICES		110
13.1	Notices; Effectiveness; Electronic Communications	110
13.2	Change of Address, Etc.	111
ARTICLE XIV COUNTERPARTS		111
ARTICLE XV GUARANTY		111
15.1	Guaranty	111
15.2	Guaranty of Payment	112
15.3	No Discharge or Diminishment of Guaranty	112
15.4	Defenses Waived	113
15.5	Rights of Subrogation	114

15.6	Reinstatement; Stay of Acceleration	114
15.7	Information	114
15.8	Termination	114
15.9	Taxes	114
15.10	Severability	115
15.11	Contribution	115
15.12	Lending Installations	116
15.13	Liability Cumulative	116
ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		116
16.1	CHOICE OF LAW	116
16.2	CONSENT TO JURISDICTION	116
16.3	WAIVER OF JURY TRIAL	117
ARTICLE XVII THE BORROWER REPRESENTATIVE		117
17.1	Appointment; Nature of Relationship	117
17.2	Powers	117
17.3	Employment of Agents	117
17.4	Notices	117
17.5	Successor Borrower Representative	117
17.6	Execution of Loan Documents; Aggregate Borrowing Base Certificate	118
17.7	Reporting	118
EXHIBIT A BORROWING NOTICE		1
EXHIBIT B CONVERSION/CONTINUATION NOTICE		1
EXHIBIT C REVOLVING NOTE		1
EXHIBIT C-2 TERM A NOTE		1
EXHIBIT C-3 TERM B NOTE		1
EXHIBIT D FORM OF OPINION		1
EXHIBIT E COMPLIANCE CERTIFICATE		1
	SCHEDULE I TO COMPLIANCE CERTIFICATE	1
	SCHEDULE II TO COMPLIANCE CERTIFICATE	1
	SCHEDULE III TO COMPLIANCE CERTIFICATE	1
EXHIBIT F JOINDER AGREEMENT		1
EXHIBIT G ASSIGNMENT AND ASSUMPTION AGREEMENT		1
EXHIBIT H BORROWING BASE CERTIFICATE		1
EXHIBIT I AGGREGATE BORROWING BASE CERTIFICATE		1

v

EXHIBIT J FORM OF TOTAL INSTRUMENT INCREASE CERTIFICATE	1
EXHIBIT K FORM OF ADDITIONAL LENDER CERTIFICATE	1
SCHEDULE 5.8 LITIGATION AND CONTINGENT OBLIGATIONS	1
SCHEDULE 5.9 CAPITALIZATION AND SUBSIDIARIES	1
SCHEDULE 5.12 NAMES; PRIOR TRANSACTIONS	1
SCHEDULE 5.14 MATERIAL AGREEMENTS	1
SCHEDULE 5.16 OWNERSHIP OF PROPERTIES	1
SCHEDULE 5.22 INDEBTEDNESS	1
SCHEDULE 5.23 AFFILIATE TRANSACTIONS	1
SCHEDULE 5.24 REAL PROPERTY; LEASES	1
SCHEDULE 5.25 INTELLECTUAL PROPERTY RIGHTS	1
SCHEDULE 5.26 INSURANCE	1
SCHEDULE 5.32 LABOR MATTERS	1
SCHEDULE 6.3(P) MATERIAL LICENSES	1
SCHEDULE 6.21 OTHER INVESTMENTS	1
SCHEDULE 6.22 LIENS	1

AMENEDED AND RESTATED
CREDIT AGREEMENT

     This Amended and Restated Credit Agreement, dated as of June 30, 2004, is among Action Performance Companies, Inc., an Arizona corporation (“APC” or “Company”), Action Racing Collectables, Inc., an Arizona corporation (“ARC”), Action Sports Image, L.L.C., an Arizona limited liability company (“ASI”), Funline Merchandise Company, Inc., a California corporation (“Funline”), Jeff Hamilton Collection, Inc., an Arizona corporation (“Hamilton”), McArthur Towel and Sports, Inc., an Arizona corporation (“McArthur”), Racing Collectables Club of America, Inc., an Arizona corporation (“RCCA”)and Trevco Trading Corp., an Arizona corporation (“Trevco”), each as a Borrower, the other Loan Parties, the Lenders and Bank One, NA, a national banking association with its main office in Chicago, Illinois, as an LC Issuer and as the Agent.

RECITALS

     WHEREAS, previous hereto, the Company, the other Borrowers, certain lenders, certain guarantors, and Bank One, NA, as agent entered into the Original Loan Agreement (as defined herein), which Original Loan Agreement has since been amended, modified, extended, renewed and restructured from time to time;

     WHEREAS, the Borrowers have requested that the lenders amend, restate, modify, extend, renew and restructure the loans made pursuant to the Original Loan Agreement to admit additional Persons as borrowers, guarantors and lenders, as the case may be, and make available to the Borrowers loans and other extensions of credit, on the terms and conditions set forth herein in an aggregate original principal amount not to exceed $75,000,000 as of the Closing Date (subject to a potential increase of up to $20,000,000 as further set forth herein), which extensions of credit will be used by the Borrowers for the purposes set forth in Section 6.2;

     WHEREAS, the Borrowers and the other Loan Parties have agreed to secure all of their obligations under the Loan Documents by granting to the Agent, on behalf of the Lenders, a security interest in and lien upon the Collateral as set forth in the Collateral Documents; and

     WHEREAS, the Guarantors have agreed to guarantee all of the Obligations of the Borrowers under the Loan Documents to the Agent and the Lenders as set forth in the Guaranty;

     NOW THEREFORE, in consideration of these premises and the terms and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby amend and completely restate the Original Loan Agreement, effective as of the Closing Date (as defined below), and do hereby agree as follows:

ARTICLE I

DEFINITIONS

     As used in this Agreement:

     “Account” shall have the meaning given to such term in the Security Agreement.

     “Account Debtor” means any Person obligated on an Account.

     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Capital Stock having such power only by reason of the happening of a contingency) or a majority of the outstanding Capital Stock of a Person.

     “Advance” means a borrowing hereunder, (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term Advance shall include Non-Ratable Loans, Overadvances and Protective Advances unless otherwise expressly provided.

     “Affected Lender” is defined in Section 3.7.

     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of the voting Capital Stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

     “Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     “Aggregate Borrowing Base” means the aggregate of the Borrowing Bases of all of the Borrowers.

     “Aggregate Borrowing Base Certificate” means a certificate signed by an Authorized Person of the Borrower Representative in the form of Exhibit I or another form which is acceptable to the Agent in its sole discretion.

     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment shall on the Closing Date be in the amount of $75,000,000, which may be subsequently increased pursuant to the terms and conditions set forth herein, by an amount not to exceed $20,000,000 as a result of the occurrence of a Revolving Commitment Adjustment Event.

     “Aggregate Credit Exposure” means, at any time, the aggregate of the Credit Exposure of all the Lenders.

     “Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

     “Agreement” means this Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which fees accrue on Available Revolving Commitment at such time as set forth in the Pricing Schedule.

     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

     “Article” means an article of this Agreement unless another document is specifically referenced.

     “Assignment Agreement” is defined in Section 12.3(a).

     “Authorized Person” means any of David Martin, Stephanie Caldwell or any other Person from time to time so authorized by Borrower Representative in a writing signed by the Chief Financial Officer of Borrower Representative.

     “Availability” means, with respect to all of the Borrowers, at any time, an amount equal to the lesser of (a) the Revolving Commitment and (b) the Aggregate Borrowing Base, in each case, minus the Aggregate Revolving Exposure.

     “Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Aggregate Revolving Exposure at such time.

     “Bank One” means Bank One, NA, a national banking association, with its main office in Chicago, Illinois, in its individual capacity, and its successors.

     “Banking Services” means each and any of the following bank services provided to any Loan Party by Bank One or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

     “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

     “Banking Services Reserves” means all Reserves which the Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

     “Bankruptcy Code” means Title 11 of the U.S. Code (11 U.S.C. § 101 et seq.) as amended, reformed, or otherwise modified from time to time, and any rule or regulation issued thereunder.

     “Borrower” or “Borrowers” means, individually or collectively, the Company, ARC, ASI, Funline, Hamilton, McArthur, RCCA and Trevco and their respective successors and assigns.

     “Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XVII.

     “Borrowing Base” means, at any time, with respect to each Borrower, the sum of (a) 100% of Eligible Cash Collateral, (b) 85% of such Borrower’s Eligible Accounts at such time, plus (c) 50% of such Borrower’s Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis or average cost basis, at such time, minus (d) the amounts outstanding under the Convertible Notes and the Indenture, minus (e) Reserves related to such Borrower. After the occurrence and during the continuation of an Unmatured Default or Default, the Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

     “Borrowing Base Certificate” means a certificate, signed by an Authorized Person of a Borrower, in the form of Exhibit H or another form which is acceptable to the Agent in its sole discretion.

     “Borrowing Date” means a date on which an Advance or a Loan is made hereunder.

     “Borrowing Notice” is defined in Section 2.1.1(b).

     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

     “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

     “Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     “Capitalized Lease Obligations” of a Person means the aggregate amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     “Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the U.S., (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000, and (d) certificates of deposit issued by and time deposits with any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; provided that, in each case, the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

     “Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding voting Capital Stock of the Company; or (b) the Company shall cease to own, free and clear of all Liens or other encumbrances, at least 80% of the outstanding voting Capital Stock of the other Borrowers on a fully diluted basis.

     “Closing Date” means the date of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

     “Collateral” means any and all Property covered by the Collateral Documents and any and all other Property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

     “Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance satisfactory to the Agent, between the Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real Property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

     “Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

     “Collateral Shortfall Amount” is defined in Section 2.1.2(l).

     “Commercial LC Fee” is defined in Section 2.10(b).

     “Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrowers, and participate in Facility LCs issued upon the application of any Borrower, in an aggregate amount not exceeding the amount set forth in the Commitment Schedule or as set forth in any Assignment Agreement that has become effective pursuant to Section 12.3(c), as such amount may be increased, subject to the terms and conditions set forth herein, as a result of a Revolving Commitment Adjustment Event or otherwise modified from time to time pursuant to the terms hereof.

     “Commitment Schedule” means the Schedule attached hereto identified as such.

     “Company” means Action Performance Companies, Inc., an Arizona corporation and its successors and assigns.

     “Compliance Certificate” is defined in Section 6.1(e).

     “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Company and its Subsidiaries calculated on a consolidated basis for such period.

     “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, net of tax refunds, (c) depreciation, (d) amortization and other non-cash charges and (e) extraordinary losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis.

     “Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense, plus scheduled principal payments on Indebtedness made during such period (excluding mandatory prepayments based upon Excess Cash Flow in accordance with Section 2.15(d)), plus expense for federal income taxes paid in cash, plus dividends or distributions paid in cash (excluding dividends paid by a non-Wholly-Owned Subsidiary of any Loan Party to holders of Capital Stock that are not Loan Parties), plus Capitalized Lease payments, plus cash contributions to any Plan, all calculated for the Company and its Subsidiaries on a consolidated basis.

     “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such period.

     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.

     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

     “Consolidated Tangible Net Worth” means Consolidated Net Worth, minus Intangibles.

     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     “Conversion/Continuation Notice” is defined in Section 2.7.

     “Convertible Note Repurchase” means the repurchase by the Company of all the outstanding Convertible Notes and the termination of the Indenture.

     “Convertible Notes” means those certain 4-3/4% Convertible Subordinated Notes of the Company issued pursuant to the Indenture, due April 1, 2005.

     “Copyrights” shall have the meaning given to such term in the Security Agreement.

     “Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time, plus (c) an amount equal to its Pro Rata Share, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

     “Current Assets” means, at any time, the total assets of the Loan Parties which would be shown as current assets on a balance sheet of the Loan Parties prepared in accordance with GAAP.

     “Current Liabilities” means, at any time, the total liabilities of the Loan Parties which would be shown as current liabilities on a balance sheet of the Loan Parties prepared in accordance with GAAP.

     “Customer List” means a list of a Borrower’s customers, specifying each customer’s name, mailing address and phone number.

     “Default” means an event described in Article VII.

     “Defaulting Lender” is defined in Section 2.23(b).

     “Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

     “Document” shall have the meaning given to such term in the Security Agreement.

     “Dollars” or “$” means lawful currency of the United States of America.

     “Domestic Subsidiary” means any Subsidiary which is organized under the laws of the U.S. or any state of the U.S.

     “Effective Date” means the date that the conditions precedent set forth in Article IV are satisfied.

     “Eligible Accounts” means, at any time, the Accounts of a Borrower which the Agent determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

                    (a) which is not subject to a first priority perfected security interest in favor of the Agent;

                    (b) which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

                    (c) with respect to which more than 90 days have elapsed since the date of the original invoice therefor (other than Accounts owing by Academy Corp., Autozone, Bass Proshop, Kmart, Meijer, Pep Boys, Target, Wal-Mart and

any other Account Debtor so designated by Agent in its Permitted Discretion with respect to which not more than 120 days have elapsed since the date of the original invoice therefor);

                    (d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

                    (e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 25% of the aggregate amount of Eligible Accounts of all Borrowers;

                    (f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

                    (g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

                    (h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower;

                    (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

                    (j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

                    (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

                    (l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada (other than the Province of Newfoundland) or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada (other than the Province of Newfoundland) unless, in either case, such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent or the payment of which is insured by an insurer organized under the laws of the U.S. and acceptable to Agent pursuant to an insurance policy acceptable to Agent that is assigned to Agent in a manner satisfactory to Agent;

                    (m) which is owed in any currency other than U.S. dollars;

                    (n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction;

                    (o) which is owed by any Affiliate, employee, or director of any Loan Party;

                    (p) which, for any Account Debtor, exceeds a credit limit determined by the Agent, to the extent of such excess;

                    (q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness;

                    (r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

                    (s) which is evidenced by any promissory note, chattel paper, or instrument;

                    (t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

                    (u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business; or

                    (v) which the Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or the Borrower Representative shall notify the Agent thereof (i) within three Business Days of the earlier of the date such Borrower or the Borrower Representative has obtained knowledge thereof if any such Account is in excess of $1,000,000 in the aggregate and (ii) on and at the time of submission by the Borrower Representative to the Agent of the next Aggregate Borrowing Base Certificate in all other cases.

     “Eligible Cash Collateral” means Dollars on deposit in the Permitted Accounts and reflected in the most recent Borrowing Base Certificate delivered by Borrowers to Agent on which Agent, on behalf of itself and Lenders, has a valid enforceable first priority perfected Lien and security interest; provided, however, that Eligible Cash Collateral shall not include any portion of the foregoing (a) to the extent that any defense, counterclaim, setoff or dispute is asserted with respect thereto; (b) that (i) is not owned by the Borrowers or (ii) is subject to any Lien of any Person, other than Liens in favor of Agent, on behalf of itself and Lenders; or (c) as to which any of the representations or warranties in the Loan Documents are untrue.

     “Eligible Equipment” means, at any time, the Equipment of a Borrower which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder.

     “Eligible Inventory” means, at any time, the Inventory of a Borrower which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder. Without limiting the Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

                    (a) which is not subject to a first priority perfected Lien in favor of the Agent;

                    (b) which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;

                    (c) which is, in the Agent’s opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

                    (d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement has been breached or is not true;

                    (e) which does not conform to all standards imposed by any governmental authority;

                    (f) which is not finished goods to be sold by such Borrower in the ordinary course of business or raw materials used or consumed by such Borrower in the ordinary course of business in the manufacture or production of other inventory which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods, defective goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

                    (g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers;

                    (h) which is located in any location leased by such Borrower unless the lessor has delivered to the Agent a Collateral Access Agreement;

                    (i) which is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may require;

                    (j) which is the subject of a consignment by such Borrower as consignor;

                    (k) which is perishable;

                    (l) which contains or bears any Intellectual Property Rights licensed to such Borrower unless (i) the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (A) infringing the rights of such licensor, (B) violating any contract with such licensor, or (C) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement and (ii) without limiting the foregoing, at any time that Availability is less than $10,000,000, if such Intellectual Property Rights are the subject of a Material License, Agent shall have received such additional documents, instruments and other evidence as Agent shall in its Permitted Discretion shall require of the matters described in clause (i) above, including without limitation (if requested by Agent) an agreement executed by the licensor thereof and in form and substance satisfactory to Agent confirming the matters described in clause (i) above;

                    (m) which is not reflected in a current perpetual inventory report of such Borrower; or

                    (n) which the Agent otherwise determines is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Borrower Representative shall notify the Agent thereof (i) within three Business Days of the earlier of the date the Borrower or the Borrower Representative has obtained knowledge thereof if any such Inventory has a value (based on the lower of cost, determined on a first-in, first-out basis, or market) in excess of $1,000,000 in the aggregate and (ii) on and at the time of submission by the Borrower Representative to the Agent of the next Aggregate Borrowing Base Certificate in all other cases.

     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     “Equipment” has the meaning specified in the Security Agreement.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

     “Excess Cash Flow” means, without duplication, with respect to any Fiscal Year of the Company and its Subsidiaries, the lesser of (a) $3,000,000 and (b) Consolidated EBITDA minus Consolidated Interest Expense, minus federal income taxes paid in cash, minus the sum of (i) Consolidated Capital Expenditures, (ii) scheduled principal payments on Indebtedness made during such Fiscal Year (excluding mandatory prepayments based upon Excess Cash Flow in accordance with Section 2.15(d)), (iii) dividends or distributions paid in cash, (iv) Capitalized Lease payments, (v) cash contributions to any Plan and (vi) the increase (if any) of the difference between (A) the Loan Parties’ Current Assets minus Current Liabilities measured as of the Last Business Day of such Fiscal Year and (B) the difference between the Loan Parties’ Current

Assets and Current Liabilities measured as of the last Business Day of the immediately preceding Fiscal Year.

     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall revenue or net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

     “Facility” means the credit facility described in Section 2.1 hereof to be provided to the Borrowers on the terms and conditions set forth in this Agreement.

     “Facility LC” is defined in Section 2.1.2(a).

     “Facility LC Application” is defined in Section 2.1.2(c).

     “Facility LC Collateral Account” is defined in Section 2.1.2(j).

     “Facility Termination Date” means the Revolver Termination Date or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     “Fee Letter” is defined in Section 2.10(c).

     “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

     “Fiscal Month” means any of the monthly accounting periods of the Company.

     “Fiscal Quarter” means any of the quarterly accounting periods of the Company, ending on December 31, March 31, June 30 and September 30 of each year.

     “Fiscal Year” means any of the annual accounting periods of the Company ending on September 30 of each year.

     “Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each Fiscal Quarter of the Company for the then most-recently ended four Fiscal Quarters, of (a) Consolidated EBITDA minus the unfinanced portion of Consolidated Capital Expenditures to (b) Consolidated Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis.

     “Fixtures” has the meaning specified in the Security Agreement.

     “Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Funding Account” is defined in Section 2.5.

     “GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

     “Guaranteed Obligations” is defined in Section 15.1.

     “Guarantor” each Loan Party (other than the Foreign Subsidiaries) and any other Person who becomes a Loan Party pursuant to a Joinder Agreement and their successors and assigns.

     “Guaranty” means Article XV of this Agreement.

     “Highest Lawful Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by applicable federal or Texas law stated as a rate per annum. On each day, if any, that Chapter 303 of the Texas Finance Code, as amended (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069-1D.003) establishes the Highest Lawful Rate, such rate shall be the “indicated (weekly) rate ceiling” (as defined in Chapter 303 of the Texas Finance Code, as amended) for that day.”

     “Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Obligations, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (i) Rate Management Transactions, (j) obligations of such Person under any Sale and Leaseback Transaction, (k) obligations under any liquidated earn-out and (l) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

     “Indenture” means that certain Indenture dated as of March 24, 1998 by and between the Company and First Union National Bank.

     “Intangibles” means, as of any date, all of the intangible assets of a Person including, without limitation, (a) any surplus resulting from any write-up of assets subsequent to the Closing Date; (b) deferred assets, other than prepaid insurance and prepaid taxes; (c) Intellectual Property Rights, non-compete agreements, franchises and other similar intangibles; (d) goodwill, including any amounts, however designated on a balance sheet, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on the books of such Person; (e) Investments in Affiliates; (f) unamortized debt discount and expense; and (g) Accounts, notes and other receivables due from Affiliates or employees, all as determined for the Company and its Subsidiaries on a consolidated basis for such period.

     “Intellectual Property Rights” means, with respect to any Person, all of such Person’s Patents, Copyrights, Trademarks, and Licenses, all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations and continuations-in-part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.

     “Intercompany Notes” is defined in Section 6.17(e).

     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     “Inventory” has the meaning specified in the Security Agreement.

     “Investment” of a Person means any (a) loan, advance, extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, (b) stocks, bonds, mutual funds, partnership interests, notes, debentures, securities or other Capital Stock owned by such Person, (c) any deposit accounts and certificate of deposit owned by such Person, and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

     “Joinder Agreement” is defined in Section 6.15(a).

     “LC Fee” is defined in Section 2.10(b).

     “LC Issuer” means Bank One (or any subsidiary or Affiliate of Bank One designated by Bank One) or any other Lender which has a Revolving Commitment and is acceptable to the Agent and the Borrower Representative in its capacity as an issuer of Facility LCs hereunder.

     “LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

     “LC Payment Date” is defined in Section 2.1.2(d).

     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     “Lending Installation” means, with respect to a Lender, the LC Issuer or the Agent, the office, branch, subsidiary or Affiliate of such Lender, LC Issuer or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, the LC Issuer or the Agent pursuant to Section 2.22.

     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     “Licenses” shall have the meaning given to such term in the Security Agreement.

     “Loan Documents” means this Agreement, any Notes, the Facility LC Applications, the Collateral Documents, the Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

     “Loan Parties” means the Borrowers, the Borrowers’ Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

     “Loans” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof), including Non-Ratable Loans, Overadvances and Protective Advances.

     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of Borrowers and their Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens or (d) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

     “Material Indebtedness” means Indebtedness in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

     “Material License” means any of the licenses identified on Schedule 6.3(p) hereto and any other license acquired by a Loan Party after the Closing Date deemed material by Agent in its Permitted Discretion.

     “Modify” and “Modification” are defined in Section 2.1.2(a).

     “Moody’s” means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     “Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Liens hereunder), if any, and

(iv) an appropriate reserve for income taxes in accordance with GAAP established in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.

     “Net Orderly Liquidation Value” means, with respect to Inventory, Equipment or Intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Agent by an appraiser acceptable to the Agent, net of all costs of liquidation thereof.

     “Non-Ratable Loan” and “Non-Ratable Loans” are defined in Section 2.1.3.

     “Non-U.S. Lender” is defined in Section 3.5(d).

     “Notes” means, collectively, the Revolving Notes and the Term Notes.

     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Company and its Subsidiaries.

     “Original Loan Agreement” means that certain Loan and Security Agreement, dated September 29, 2000, by and among the Borrowers, certain of their Subsidiaries, the lending institutions party thereto as lenders, Bank One, NA, as agent and the other parties thereto, as amended.

     “Other Taxes” is defined in Section 3.5(b).

     “Overadvances” has the meaning specified in Section 2.1.4(b).

     “Participants” is defined in Section 12.2(a).

     “Patents” shall have the meaning given to such term in the Security Agreement.

     “Payment Date” means (a) with respect to interest payments due on any Floating Rate Loan, the first day of each calendar month and the Revolver Termination Date, Facility Termination Date or Term B Termination Date, as applicable, (b) with respect to interest payments due on any Eurodollar Loan, (i) the last day of the applicable Interest Period, and (ii) in the case of any Interest Period in excess of three months, the day which is three months after the first day of such Interest Period, and (iii) the Revolver Termination Date, Facility Termination Date or Term B Termination Date, as applicable, and (c) with respect to any payment of LC Fees or Unused Commitment Fees, the first day of each calendar month and the Facility Termination Date.

     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

     “Permitted Accounts” means deposit accounts of the Borrowers subject to valid, first-priority liens and security interests in favor of Agent, for the ratable benefit of the Lenders, in accordance with Deposit Account Control Agreements.

     “Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

               (a) such Acquisition is not a hostile or contested acquisition;

               (b) the business acquired in connection with such Acquisition is (i) located in the U.S., (ii) organized under U.S. and applicable state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;

               (c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent and the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Unmatured Default exists, will exist, or would result therefrom;

               (d) as soon as available, but not less than thirty days prior to such Acquisition, the Borrower Representative has provided the Lenders (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Agent including pro forma financial statements, statements of cash flow, and Availability projections;

               (e) if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Agent shall have conducted an audit and field examination of such Accounts and Inventory to its satisfaction;

               (f) if the Acquisition occurs prior to the date upon which the Term Loan B has been paid in full in cash, the purchase price of such Acquisition does not exceed $10,000,000 and the consideration paid for all Acquisitions made during the term of this Agreement shall not exceed $30,000,000;

               (g) if the Acquisition occurs after the date upon which the Term Loan B has been paid in full in cash, the purchase price of such Acquisition does not exceed $20,000,000 and the consideration paid for all Acquisitions made during the term of this Agreement shall not exceed $45,000,000;

               (h) if such Acquisition is an acquisition of the Capital Stock of a Person, the Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of a Borrower and, in accordance with Section 6.15(a), a Loan Party pursuant to the terms of this Agreement;

               (i) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Borrower shall acquire such assets;

               (j) if such Acquisition is an acquisition of Capital Stock, such Acquisition will not result in any violation of Regulation U;

               (k) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

               (l) in connection with an Acquisition of the Capital Stock of any Person, all Liens on property of such Person shall be terminated unless the Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

               (m) the Borrowers shall be in compliance with Section 6.29.1 after giving effect to the consummation of such Acquisition;

               (n) the Borrower Representative shall certify (and provide the Agent with a pro forma calculation in form and substance reasonably satisfactory to the Agent), on its behalf and on behalf of the Borrowers, to the Agent and the Lenders that, after giving effect to the completion of such Acquisition, Availability will not be less than ten percent

(10%) of the Aggregate Borrowing Base on a pro forma basis which includes all consideration given in connection with such Acquisition, other than Capital Stock of a Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition;

               (o) no Default or Default exists or would result therefrom;

               (p) both before and after giving effect to such Acquisition (on a pro forma basis), Availability is not less than $30,000,000; and

               (q) both before and after giving effect to such Acquisition (on a pro forma basis), Borrower’s Fixed Charge Coverage Ratio shall be equal to or greater than 1.25 to 1.0.

     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

     “Permitted Liens” is defined in Section 6.22.

     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Loan Party or any member of the Controlled Group may have any liability.

     “Prepayment Amount” means, as of any date of termination, the sum of the Revolving Commitment and the aggregate outstanding principal amount of the Term Loans as of such date of termination, immediately prior to giving effect to such termination.

     “Prepayment Fee” is defined in Section 2.16(b).

     “Pricing Schedule” means the Schedule attached hereto identified as such.

     “Prior Agreement” is defined in Section 4.1(j).

     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     “Projections” is defined in Section 6.1(d).

     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     “Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Obligations, Non-Ratable Loans or Overadvances, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders, (b) with respect to Term A Loans, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term A Loan and the denominator of which is the aggregate outstanding amount of the Term A Loans of all Term A Lenders, (c) with respect to Term B Loans, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term B Loan and the denominator of which is the aggregate outstanding amount of the Term B Loans of all Term B Lenders, (d) with respect to Protective Advances or with respect to all Credit Extensions in the aggregate prior to the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment of all Lenders, and (e) with respect to Protective Advances or with respect to all Credit Extensions in the aggregate after the Facility Termination Date, a portion equal to a fraction the numerator of which is such Lender’s Credit Exposure and the denominator of which is the Aggregate Credit Exposure of all Lenders.

     “Protective Advances” is defined in Section 2.1.4(a).

     “Purchasers” is defined in Section 12.3(a).

     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Loan Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.1.2 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     “Reports” means reports prepared by Bank One or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after Bank One has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by Bank One.

     “Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Credit Exposure.

     “Required Revolving Lenders” means Revolving Lenders in the aggregate having at least 51% of the Revolving Commitment or, if the Revolving Commitment has been terminated, Revolving Lenders in the aggregate holding at least 51% of the Aggregate Revolving Exposure.

     “Reserves” means any and all reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Management Transactions, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

     “Revolver Termination Date” means, June 29, 2008 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “Revolving Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Loans or incur LC Obligations as set forth in the Commitment Schedule or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Loans or incur LC Obligations, which aggregate commitment shall be Seventy-Five Million Dollars ($75,000,000) minus the principal amounts outstanding from time to time under the Term Loan A and the Term Loan B, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement, including, without limitation, subject to the terms and conditions set forth herein, as a result of a Revolving Commitment Adjustment Event.

     “Revolving Commitment Adjustment Event” is defined in Section 2.1.1(a).

     “Revolving Exposure” means, as to any Lender at any time, the sum of (a) an amount equal to its Pro Rata Share of the aggregate principal amount of the Revolving Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of any LC Obligations at such time, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Non-Ratable Loans and Overadvances outstanding at such time.

     “Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Commitment.

     “Revolving Loans” means the revolving loans extended by the Lenders to the Borrowers pursuant to Section 2.1.1 hereof.

     “Revolving Note” is defined in Section 2.21(d).

     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

     “Secured Obligations” means, collectively, (i) the Obligations; (ii) all Banking Services Obligations; and (iii) all Rate Management Obligations owing to one or more Lenders or any of their respective Affiliates, provided that at or prior to the time that any Rate Management Transaction relating to such Rate Management Obligation is executed, the Lender party thereto (other than Bank One) shall have delivered written notice to the Agent that such a Rate Management Transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

     “Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Agent, for the benefit of the Agent and the Lenders, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

     “Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

     “Standby LC Fee” is defined in Section 2.10(b).

     “Stated Rate” is defined in Section 2.24.

     “Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Agent.

     “Subsidiary” of a Person means, any corporation, partnership, limited liability company, association, joint venture or similar business organization more than 50% of the outstanding Capital Stock having ordinary voting power of which shall at the time be owned or controlled by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.

     “Substantial Portion” means Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

     “Supporting Letter of Credit” is defined in Section 2.1.2(l).

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     “Term A Lenders” means, as of any date of determination, Lenders having a Term A Loan Commitment.

     “Term A Loan Commitment” means (a) as to any Term A Lender, the aggregate commitment of such Term A Lender to make Term A Loans as set forth in the Commitment Schedule or in the most recent Assignment Agreement executed by such Term A Lender and (b) as to all Term A Lenders, the aggregate commitment of all Term A Lenders to make Term A Loans, which aggregate commitment shall be One Million Seven Hundred Thousand Dollars ($1,700,000) on the Closing Date. After advancing the Term A Loan, each reference to a Lender’s Term A Loan Commitment shall refer to that Lender’s Pro Rata Share.

     “Term A Loans” means the term loans extended by the Lenders to the Borrowers pursuant to Section 2.1.5 hereof.

     “Term A Note” is defined in Section 2.21(d).

     “Term B Lenders” means, as of any date of determination, Lenders having a Term B Loan Commitment.

     “Term B Loan Commitment” means (a) as to any Term B Lender, the aggregate commitment of such Term B Lender to make Term B Loans as set forth in the Commitment Schedule or in the most recent Assignment Agreement executed by such Term B Lender and (b) as to all Term B Lenders, the aggregate commitment of all Term B Lenders to make Term B Loans, which aggregate commitment shall be Ten Million Dollars ($10,000,000) on the Closing Date. After advancing the Term B Loan, each reference to a Lender’s Term B Loan Commitment shall refer to that Lender’s Pro Rata Share.

     “Term B Loans” means the term loans extended by the Lenders to the Borrowers pursuant to Section 2.1.6 hereof.

     “Term B Note” is defined in Section 2.21(d).

     “Term B Termination Date” means the earliest of: (a) June 29, 2007 (b) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof or (c) the Revolver Termination Date.

     “Term Notes” means, collectively, the Term A Notes and the Term B Notes.

     “Trademarks” shall have the meaning given to such term in the Security Agreement.

     “Transferee” is defined in Section 12.4.

     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

     “Unliquidated Secured Obligations” means, at any time, any Secured Obligations (or portion thereof) that is contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     “Unused Commitment Fee” is defined in Section 2.10(a).

     “U.S.” means the United States of America.

     “Wholly-Owned Subsidiary” of a Person means, any Subsidiary all of the outstanding Capital Stock of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE FACILITY

     2.1 The Facility. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans to the Borrowers as set forth below and (b) participate in Facility LCs issued upon the request of a Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Credit Exposure shall not exceed its Commitment; provided further, that the Aggregate Credit Exposure shall not exceed the Aggregate Commitment. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.1.2. The Facility shall be composed of Revolving Loans, Non-Ratable Loans, Protective Advances, Overadvances, Facility LCs and Term Loans as set forth below:

2.1.1 Revolving Loans.

               (a) (i) Amount. From and including the Effective Date and prior to the Revolver Termination Date, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (the “Revolving Loans”) to the Borrower Representative on behalf of the applicable Borrower and participate in Facility LCs issued to any Borrower as set forth in Section 2.1.2 below, in aggregate amounts not to exceed such Lender’s Pro Rata Share. If any advance of a Revolving Loan or participation in a Facility LC would exceed the Borrowers’ Availability, the Revolving Lenders will refuse to make or may otherwise restrict the making of Revolving Loans or the issuance of Facility LCs as the Required Revolving Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.1.4. The Revolving Loans may consist of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower Representative in accordance with Sections 2.1.1(b) and 2.7. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Revolver Termination Date. The Commitments to extend credit under this Section 2.1.1(a) shall expire on the Revolver Termination Date.

                     (ii) Increase in Revolving Commitment and Aggregate Commitment. In the event that a Lender desires to increase its Commitment, or a bank or other entity that is not a Lender desires to become a Lender and provide an additional Commitment hereunder, and so long as no Unmatured Default or Default shall have occurred and be continuing and with the prior written consent of Agent, the Borrower Representative shall have the right from time to time prior to the Revolver Termination Date with the Agent’s written consent, after not less than thirty (30) days’ prior written notice to Agent, to increase the Revolving Commitment (and thereby also increase the Aggregate Commitment) in whole increments of $5,000,000 by an aggregate amount of up to $20,000,000 (subject to the terms and conditions set forth herein, “Revolving Credit Adjustment Event”); provided, that in no event shall (A) the Revolving Commitment be increased to an amount greater than $95,000,000 or (B) the Aggregate Commitment be increased to an amount greater than $95,000,000; provided, further, that:

                         (1) If the Borrower Representative elects to increase the Revolving Commitment of a Lender in accordance with this Section 2.1.1(a), the Borrowers and such Lender shall execute and deliver to the Agent a certificate substantially in the form of Exhibit J attached hereto (a “Commitment Increase Certificate,” and the Borrowers shall deliver a new Revolving Note payable to the order of such Lender in the principal amount equal to its Revolving Commitment after giving effect to such increase, and otherwise duly completed;

                         (2) If the Borrower Representative elects to increase the Revolving Commitment by causing a bank or financial institution that at such time is not a Lender to become a Lender (an “Additional Lender”), the Borrowers and such Additional Lender shall execute and deliver to the Agent, a certificate substantially in the form of Exhibit K hereto) (an “Additional Lender Certificate”), together with an Administrative Questionnaire as referred to in Exhibit G, and the Borrowers shall deliver a Revolving Note payable to the order of such Additional Lender in a principal amount equal to its Revolving Commitment, and otherwise duly completed; provided that, any such Additional Lender shall be approved by the Agent (which approval shall not be unreasonably withheld or delayed) prior to such bank or financial institution becoming an Additional Lender hereunder;

                         (3) Subject to acceptance and recording thereof pursuant to this Section 2.1.1(a)(ii) hereof, from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate, as applicable (or if any Eurodollar Advance is outstanding, then on the last day of the Interest Period in respect of such Eurodollar Advance, unless the Borrower has paid compensation required with respect to such Eurodollar Advance): (a) the amount of the Aggregate Commitment, the Revolving Commitment and the Commitment, shall be increased by the amount set forth therein, and (b) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its respective percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Commitment; and

                         (4) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, as applicable, executed by the Borrowers and the Lender or the Additional Lender party thereto, as applicable, and the Administrative Questionnaire referred to in Exhibit G, the Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register maintained by the Agent pursuant to Section 12.3(d). No increase in the Aggregate Commitment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 12.3(d) hereof.

               (b) Borrowing Procedures. The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower Representative shall give the Agent irrevocable notice in the form of Exhibit A (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying: (1) the name of the applicable Borrower, (2) the Borrowing Date, which shall be a Business Day, of such Advance, (3) the aggregate amount of such Advance, (4) the Type of Advance selected; provided that, if the Borrower Representative fails to specify the Type of Advance requested, such request shall be deemed a request for a Floating Rate Advance; and (5) the duration of the Interest Period if the Type of Advance requested is aEurodollar Advance; provided that, if the Borrower Representative fails to select the duration of the Interest Period for the requested Eurodollar Advance, the

Borrower Representative shall be deemed to have requested on behalf of the applicable Borrower that such Eurodollar Advance be made with an Interest Period of one month.

               (c) The Agent’s Election. Promptly after receipt of a Borrowing Notice (or telephonic notice in lieu thereof) of a requested Floating Rate Advance, the Agent shall elect in its discretion to have the terms of Section 2.1.1(d) (pro rata advance by all Revolving Lenders) or Section 2.1.3 (advance by the Agent, in the form of a Non-Ratable Loan, on behalf of the Revolving Lenders) apply to such requested Advance.

               (d) Pro Rata Advance. Unless the Agent elects to have the terms of Section 2.1.3 apply to a requested Floating Rate Advance or if a requested Advance is for a Eurodollar Advance, then promptly after receipt of a Borrowing Notice or telephonic notice in lieu thereof as permitted by Section 2.8, the Agent shall notify the Lenders by telecopy, telephone, or e-mail of the requested Advance. Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan in funds immediately available in Chicago to the Agent and the Agent will make the funds so received from the Lenders available to the Borrower Representative at the Funding Account as set forth in Section 2.5.

2.1.2 Facility LCs.

               (a) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue to any Borrower standby and commercial Letters of Credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Revolver Termination Date upon the request of the Borrower Representative for the account of the applicable Borrower; provided that, the maximum face amount of the Facility LC to be issued or Modified, does not exceed the least of (i) an amount equal to $30,000,000 minus the sum of (1) the aggregate undrawn amount of all outstanding Facility LCs at such time plus, without duplication, (2) the aggregate unpaid Reimbursement Obligations with respect to all Facility LCs outstanding at such time, and (ii) the Borrowers’ Availability. No Facility LC (or any renewal thereof) shall have an expiry date later than the earlier of (x) the thirtieth (30th) Business Day prior to the Revolver Termination Date and (y) one year after its issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).

               (b) Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.1.2, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share. Revolving Lenders and Borrowers acknowledge and agree that letters of credit issued under the Original Loan Agreement and outstanding on the Closing Date constitute Facility LCs under this Agreement, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

               (c) Notice. Subject to Section 2.1.2(a), the Borrower Representative, on behalf of the applicable Borrower, shall give the LC Issuer notice prior to 11:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Revolving Lender, of the contents thereof and of the amount of such Revolving Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

               (d) Administration; Reimbursement by Revolving Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower Representative and each other Revolving Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower Representative, the Borrowers and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Revolving Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.1.2(e) below, plus (ii) interest on the foregoing amount to be reimbursed by such Revolving Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Revolving Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

               (e) Reimbursement by Borrowers. Each Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that, no Borrower nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Revolving Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Revolving Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Revolving Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.1.2(d). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.1.1(b) and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower Representative may request an Advance hereunder on behalf of the applicable Borrower for the purpose of satisfying any Reimbursement Obligation.

               (f) Obligations Absolute. Each Borrower’s obligations under this Section 2.1.2 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the LC Issuer, any Revolving Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuer and the Revolving Lenders that the LC Issuer and the Revolving Lenders shall not be responsible for, and such Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Revolving Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put the LC Issuer or any Revolving Lender under any liability to any Borrower. Nothing in this Section 2.1.2(f) is intended to limit the right of the Borrowers to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.1.2(e).

               (g) Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Revolving Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.1.2, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Revolving Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.

               (h) Indemnification. Each Borrower hereby agrees to, jointly and severally, indemnify and hold harmless each Revolving Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Revolving Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Revolving Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Revolving Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights any Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that, the Borrowers shall not be required to indemnify any Revolving Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.1.2(h) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

               (i) Revolving Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.1.2 or any action taken or omitted by such indemnitees hereunder.

               (j) Facility LC Collateral Account. The Borrowers agree that they will, upon the request of the Agent or the Required Revolving Lenders upon the occurrence of a Default, an Unmatured Default or a Material Adverse Effect, or at any time when the Aggregate Revolving Credit Exposure exceeds the lessor of (i) the Revolving Commitment or (ii) the Aggregate Borrowing Base, and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Revolving Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrowers but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrowers shall have no interest other than as set forth in Section 8.1. Nothing in this Section 2.1.2(j) shall either obligate the Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1. Each Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding thirty days.

               (k) Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

               (l) Termination of the Facility. If, notwithstanding the provisions of this Section 2.1.2, any Facility LC is outstanding upon the earlier of (x) the termination of this Agreement and (y) the Revolver Termination Date, then upon such termination the Borrowers shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to all LC Obligations, as the Agent in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, in a stated amount equal to 105% of the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”), under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, the LC Issuer and the Lenders for payments to be made by the Agent, the LC Issuer and the Lenders under any such Facility LC and any fees and expenses associated with such Facility LC, or (ii) cash, in immediately available funds, in an amount equal to 105% of the Collateral Shortfall Amount to be held in the Facility LC Collateral Account. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Facility LC remaining outstanding.

               2.1.3 Non-Ratable Loans. Subject to the restrictions set forth in Section 2.1.1(a), the Agent may elect to have the terms of this Section 2.1.3 apply to any requested Floating Rate Advance and Bank One shall thereafter make an Advance, on behalf of the Revolving Lenders and in the amount requested, available to the Borrowers on the applicable Borrowing Date by transferring same day funds to the Funding Account. Each Advance made solely by the Agent pursuant to this Section 2.1.3 is referred to in this Agreement as a “Non-Ratable Loan,” and such Advances are referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Advances funded by the Revolving Lenders, except that all payments thereon shall be payable to Bank One solely for its own account. The Agent shall not make any Non-Ratable Loan if the requested Non-Ratable Loan exceeds the Borrowers’ Availability (before giving effect to such Non-Ratable Loan). Non-Ratable Loans may be made even if a Default or Unmatured Default exists, but may not be made if the conditions precedent set forth in Section 4.2 have not been satisfied. The Non-Ratable Loans shall be secured by the Liens granted to the Agent in and to the

Collateral and shall constitute Obligations hereunder. All Non-Ratable Loans shall be Floating Rate Advances and are subject to the settlement provisions set forth in Section 2.19.

2.1.4 Protective Advances and Overadvances.

               (a) Protective Advances. Subject to the limitations set forth below, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to) during the continuation of a Unmatured Default or Default, to make Advances, on behalf of all Lenders, in an aggregate amount outstanding at any time not to exceed ten percent (10%) of the aggregate Revolving Commitment of all Lenders, which the Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as described in Section 9.6 (any of such Advances are herein referred to as “Protective Advances”); provided that, no Protective Advance shall cause the Aggregate Credit Exposure to exceed the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12 and shall be payable on the earlier of demand or the Revolver Termination Date. The Required Lenders may at any time revoke the Agent’s authorization to make Protective Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.2 have been satisfied, the Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Agent may require the Lenders to fund their risk participations described in Section 2.2.

               (b) Overadvances. Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative on behalf of any Borrower, the Agent may in its sole discretion (but shall have absolutely no obligation to), make Advances to the Borrower Representative (for the account of such Borrower), on behalf of the Revolving Lenders, in amounts that exceed Availability or such Borrower’s Availability (any such excess Advances are herein referred to collectively as “Overadvances”); provided that, (i) no such event or occurrence shall cause or constitute a waiver of the Agent’s or Revolving Lenders’ right to refuse to make any further Overadvances, Revolving Loans or Non-Ratable Loans, or issue Facility LCs, as the case may be, at any time that an Overadvance exists, and (ii) no Overadvance shall result in a Default or Unmatured Default due to such Borrower’s failure to comply with Section 2.1.1(a) for so long as the Agent permits such Overadvance to remain outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if a Default or Unmatured Default exists, but may not be made if the conditions precedent set forth in Section 4.2 have not been satisfied (other than the condition regarding Availability and Availability). All Overadvances shall constitute Floating Rate Advances, shall bear interest at the default rate set forth in Section 2.12, shall be payable on the earlier of demand or the Revolver Termination Date and are subject to the settlement provisions set forth in Section 2.19. The authority of the Agent to make Overadvances is limited to an aggregate amount outstanding at any time not to exceed ten percent (10%) of the aggregate Revolving Commitment of all Lenders and no Overadvance shall cause any Revolving Lender’s Revolving Credit Exposure to exceed its Revolving Commitment or the Aggregate Credit Exposure to exceed the Aggregate Commitment; provided that, the Required Revolving Lenders may at any time revoke the Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.

2.1.5 Term A Loans.

               (a) Amounts of Term A Loans. Each Lender severally agrees to make a term loan (any such term loan being referred to as a “Term A Loan” and such term loans being referred to collectively as the “Term A Loans”) to the Borrowers on the Effective Date, in an amount equal to such Lender’s Pro Rata Share of the Term A Loan Commitment. The Term A Loans shall initially be Floating Rate Advances but may be converted into Eurodollar Advances in accordance with Section 2.7.

               (b) Initial Funding by Lenders. Each Lender shall make the amount of such Lender’s Term A Loan available to the Agent in immediately available funds at the Agent’s designated account, not later than 2:00 p.m. (Chicago time) on the Effective Date. After the Agent’s receipt of the proceeds of such Term A Loan from the Lenders, the Agent shall make the proceeds of such Term A Loan available to the Borrowers on the Effective Date by transferring immediately available funds equal to the proceeds of such Term A Loans received by the Agent to the Funding Account or as the Borrower Representative shall otherwise instruct in writing.

               (c) Amortization; Payments. The Term A Loans shall amortize in forty-eight (48) monthly installments. Each of the first forty-seven (47) installments of principal shall be in an amount equal to $28,333.33 and shall be payable on the first day of each month, commencing on August 1, 2004 and ending on May 1, 2008. The final installment of principal shall be in the amount of $368,333.49 or otherwise in an amount equal to the then remaining principal balance of the Term A Loans and shall be payable on the Facility Termination Date. Each such installment shall be payable to the Agent for the account of the applicable Term A Lender. Payments or prepayments of the Term A Loans may not be reborrowed.

2.1.6 Term B Loans.

               (a) Amounts of Term B Loans. Each Lender severally agrees to make a term loan (any such term loan being referred to as a “Term B Loan” and such term loans being referred to collectively as the “Term B Loans”) to the Borrowers on the Effective Date, in an amount equal to such Lender’s Pro Rata Share of the Term B Loan Commitment. The Term B Loans shall initially be Floating Rate Advances but may be converted into Eurodollar Advances in accordance with Section 2.7.

               (b) Initial Funding by Lenders. Each Lender shall make the amount of such Lender’s Term B Loan available to the Agent in immediately available funds at the Agent’s designated account, not later than 2:00 p.m. (Chicago time) on the Effective Date. After the Agent’s receipt of the proceeds of such Term B Loan from the Lenders, the Agent shall make the proceeds of such Term B Loan available to the Borrowers on the Effective Date by transferring immediately available funds equal to the proceeds of such Term B Loans received by the Agent to the Funding Account or as the Borrower Representative shall otherwise instruct in writing.

               (c) Amortization; Payments. The Term B Loans shall amortize in thirty-six (36) monthly installments. Each of the thirty-five (35) installments of principal shall be in an amount equal to $277,777.78 and shall be payable on the first day of each month, commencing on August 1, 2004 and ending on May 1, 2007. The final installment of principal shall be in the amount of $277,777.78 or otherwise in an amount equal to the then remaining principal balance of the Term B Loans and shall be payable on the Term B Termination Date. Each such installment shall be payable to the Agent for the account of the applicable Term B Lender. Payments or prepayments of the Term B Loans may not be reborrowed.

     2.2 Ratable Loans; Risk Participation. Except as otherwise provided below, each Advance made in connection with a Revolving Loan or a Term Loan shall consist of Loans made by each Lender in an amount equal to such Lender’s Pro Rata Share. Upon the making of an Advance by the Agent in connection with a Non-Ratable Loan or an Overadvance (whether before or after the occurrence of a Default or an Unmatured Default and regardless of whether the Agent has requested a Settlement with respect to such Non-Ratable Loan or Overadvance), the Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Overadvance in proportion to its Pro Rata Share of the Revolving Commitment. Upon the making of an Advance by the Agent in connection with a Protective Advance (whether before or after the occurrence of a Default or an Unmatured Default and regardless of whether the Agent has requested a Settlement with respect to such Protective Advance), the Agent shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the

Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share of the Aggregate Commitment. From and after the date, if any, on which any Lender is required to fund its participation in any Non-Ratable Loan, Overadvance or Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Loan.

     2.3 Payment of the Obligations. The Borrowers shall repay (a) the outstanding principal balance of the Term A Loans, together with all other Obligations specifically related thereto, including, without limitation, all accrued and unpaid interest thereon, on the Facility Termination Date, (b) the outstanding principal balance of the Term B Loans, together with all other Obligations specifically related thereto, including, without limitation, all accrued and unpaid interest thereon, on the Term B Termination Date, (c) the outstanding principal balance of the Revolving Loans, together with all other Obligations specifically related thereto, including, without limitation, all accrued and unpaid interest thereon, on the Revolver Termination Date, (d) the outstanding principal balance of the Loans, together with all other then-outstanding Obligations, including, without limitation, all accrued and unpaid interest thereon, on the Facility Termination Date.

     2.4 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 and in multiples of $500,000 if in excess thereof. Floating Rate Advances may be in any amount.

     2.5 Funding Account. The Borrower Representative shall deliver to the Agent, on the Effective Date, a notice setting forth the deposit account of the Borrower Representative (the “Funding Account”) to which the Agent is authorized by the Borrowers to transfer the proceeds of any Advances requested pursuant to this Agreement. The Borrower Representative may designate a replacement Funding Account from time to time by written notice to the Agent. Any designation by the Borrower Representative of the Funding Account must be reasonably acceptable to the Agent.

     2.6 Reliance Upon Authority; No Liability. The Agent is entitled to rely conclusively on any Authorized Person’s request for Advances hereunder, so long as the proceeds thereof are to be transferred to the Funding Account. The Agent shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by the Borrowers to make such requests on their behalf. The Agent shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Section 2.1 which the Agent reasonably believes to have been given by an officer or other person duly authorized by the Borrowers to request Advances on their behalf or for otherwise acting under this Agreement. The crediting of Advances to the Funding Account shall conclusively establish the joint and several obligation of the Borrowers to repay such Advances as provided herein.

     2.7 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with this Agreement or (y) the Borrower Representative shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.4, the Borrower Representative may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance on behalf of the applicable Borrower. The Borrower Representative shall give the Agent irrevocable notice in the form of Exhibit B (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

     2.8 Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower Representative, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower Representative agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Person of the Borrower Representative. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.9 Notification of Advances, Interest Rates and Repayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Revolving Lender of the contents of each request for issuance of a Facility LC hereunder or any Modification. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.10 Fees.

             (a) Unused Commitment Fee. The Borrowers agree to pay to the Agent, for the account of each Revolving Lender in accordance with such Lender’s Pro Rata Share, an unused commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Revolving Commitment, payable on each Payment Date hereafter and on the Facility Termination Date (the “Unused Commitment Fee”).

                    (b) LC Fees. The Borrowers shall pay to the Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, (i) a standby letter of credit fee (the “Standby LC Fee”) at a per annum rate equal to the Applicable Margin for Revolving Loans constituting Eurodollar Loans in effect from time to time on the face amount of each Facility LC that is a standby letter of credit, and (ii) a commercial letter of credit fee at a per annum rate equal to 1.00% of the face amount of each Facility LC (the “Commercial LC Fee,” and together with the Standby LC Fee, the “LC Fee”), each such LC Fee to be payable in arrears on each Payment Date. The Borrowers shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC that is a standby letter of credit, a fronting fee of .125% of the face amount of such Facility LC, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

                    (c) Agent and Arranger Fees. The Borrowers agree to pay to the Agent and the Arranger such additional fees as are specified in the fee letter dated as of the Closing Date among the Agent, the Arranger and the Borrowers (the “Fee Letter”).

     2.11 Interest Rates. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower Representative’s selections under Sections 2.1.1 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period for any Revolving Loan, Term A Loan or Term B Loan may end after the Revolver Termination Date, Facility Termination Date or Term B Termination Date, respectively. If at any time Loans are outstanding with respect to which the Borrower Representative has not delivered a notice to the Agent specifying the basis for determining the interest rate applicable thereto, those Loans shall bear interest at the Floating Rate.

     2.12 Eurodollar Advances Post Default; Default Rates. Notwithstanding anything to the contrary contained hereunder, during the continuance of a Default or Unmatured Default the Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under subsection (f) or (g) of Article VII, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

     2.13 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Eurodollar Advances, Eurodollar Loans, Unused Commitment Fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year or a 366-day year, as applicable. Interest on all Floating Rate Advances and Floating Rate Loans shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment. After giving effect to any Loan, Advance, continuation, or conversion of any Eurodollar Rate Loan, there may not be more than five (5) different Interest Periods in effect hereunder.

     2.14 Voluntary Prepayments. The Borrowers may from time to time prepay, without penalty or premium, all or any portion of the outstanding Floating Rate Advances. The Borrowers may also from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

     2.15 Mandatory Prepayments.

                 (a) Borrowing Base Compliance. Except for Overadvances permitted pursuant to Section 2.1.4(b), The Borrowers shall immediately repay the Revolving Loans, Reimbursement Obligations and/or Non-Ratable Loans if at any time the Aggregate Revolving Exposure exceeds the lesser of (i) the Revolving Commitment, and (ii) the Aggregate Borrowing Base, to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans, Reimbursement Obligations and Non-Ratable Loans, the Borrowers shall provide cash collateral or a Supporting Letter of

Credit for the LC Obligations in the manner set forth in Section 2.1.2(l) to the extent required to eliminate such excess.

                    (b) Sale of Assets. Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any asset disposition (other than sales of inventory in the ordinary course of business) or any working capital, earnings, balance sheet or similar adjustment payment in connection with a Permitted Acquisition, the applicable Borrower shall prepay the Obligations, or shall cause the applicable Loan Party to deliver funds to the Agent for application to the Obligations, in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to scheduled principal installments of the Term A Loans in inverse order of maturity and then to the Term B Loans in the inverse order of maturity, third, to pay the principal of the Non-Ratable Loans, fourth, to pay the principal of the Revolving Loans without a concomitant reduction in the Revolving Commitment, and fifth, after the occurrence and during the continuance of an Unmatured Default or a Default, to cash collateralize outstanding Facility LCs.

                    (c) Issuance of Debt or Equity. If any Borrower issues Capital Stock or any Loan Party issues Indebtedness (other than Indebtedness permitted by Sections 6.17(a), (c), (e), and (g) or if any Loan Party receives any dividend or distribution from a Person other than a Loan Party (other than dividends or distributions received from Action Performance Holdings GmbH or Action-McFarlane, LLC in the ordinary course of business), no later than the Business Day following the date of receipt of any Net Cash Proceeds of such issuance or receipt of such dividend, distribution, loan or advance, the Borrowers shall prepay the Obligations in an amount equal to all such Net Cash Proceeds, dividends, distributions, loans or advances. Any such prepayment shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to scheduled principal installments of the Term B Loans in inverse order of maturity and then to the Term A Loans in the inverse order of maturity, third, to pay the principal of the Non-Ratable Loans, fourth, to pay the principal of the Revolving Loans without a concomitant reduction in the Revolving Commitment, and fifth, after the occurrence and during the continuance of an Unmatured Default or a Default, to cash collateralize outstanding Facility LCs.

                    (d) Excess Cash Flow. Until the Term B Termination Date, the Borrowers shall prepay the Obligations on the date that is ten days after the earlier of (i) the date on which Borrowers’ annual audited Financial Statements for the immediately preceding Fiscal Year are delivered pursuant to Section 6.1 or (ii) the date on which such annual audited Financial Statements were required to be delivered pursuant to Section 6.1, in an amount equal to fifty percent (50%) of the Borrowers’ Excess Cash Flow for the immediately preceding Fiscal Year. Any such prepayment shall be applied to first, to pay the principal of the Overadvances and Protective Advances, second, to scheduled principal installments of the Term B Loans in inverse order of maturity and third, to pay the principal of the Non-Ratable Loans. Each such prepayment shall be accompanied by a certificate signed by the chief financial officer of the Borrower Representative (on behalf of the Borrowers) certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance satisfactory to the Agent.

                    (e) Insurance/Condemnation Proceeds. Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 6.7(c) shall be applied as follows: (i) insurance proceeds from casualties or losses to cash or Inventory shall be applied, first, to the Overadvances and Protective Advances, pro rata, second, to the Non-Ratable Loans, third, to the Revolving Loans, fourth, to cash collateralize outstanding Facility LCs of the Borrower who received such proceeds, fifth, to the to cash collateralize outstanding Facility LCs of the other Borrowers, and sixth, to scheduled principal installments of the Term A Loans in inverse order of maturity and then, to the Term B Loans in the inverse order of maturity; and (ii) insurance or condemnation proceeds from casualties or losses to Equipment, Fixtures and real Property shall be applied first, to pay the principal of the Overadvances and Protective Advances, second, to scheduled principal installments of the Term A Loans in inverse order of maturity and then to the Term B Loans in the inverse order of maturity, third, to pay the principal of the Non-Ratable Loans, fourth, to pay the principal of the Revolving Loans, and fifth, after the occurrence and during the continuance of an Unmatured Default or a Default, to cash collateralize outstanding Facility LCs. The Revolving Commitment shall not be permanently reduced by the amount of any such prepayments. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and real Property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Agent, in its Permitted Discretion.

                    (f) General. Without in any way limiting the foregoing, immediately upon receipt by any Loan Party of proceeds of any sale of any Collateral, the Borrowers shall cause such Loan Party to deliver such proceeds to the Agent, or deposit such proceeds in a deposit account subject to a Deposit Account Control Agreement. All of such proceeds shall be applied as set forth above or otherwise as provided in Section 2.18. Nothing in this Section 2.15 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

                    (g) The applicable Borrower shall immediately repay the Term A Loans if at any time the aggregate outstanding principal amount of the Term A Loans relating to such Borrower exceeds 80% of the Net Orderly Liquidation of such Borrower’s Eligible Equipment, to the extent required to eliminate such excess.

     2.16 Termination of the Facility.

                    (a) Without limiting Section 2.3 or Section 8.1, (i) the Aggregate Commitments shall expire on the Facility Termination Date, (ii) the Aggregate Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date, (iii) the Revolving Commitment shall expire on the Revolver Termination Date, (iv) the aggregate principal amount of the Term A Loans and all other unpaid Obligations related specifically thereto shall be paid in full by the Borrowers on the Facility Termination Date and (v) the aggregate principal amount of the Term B Loans and all other unpaid Obligations related specifically thereto shall be paid in full by the Borrowers on the Term B Termination Date.

                    (b) The Borrowers may terminate this Agreement with at least ten Business Days’ prior written notice thereof to the Agent and the Lenders, upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Facility LCs (or alternatively, with respect to each such Facility LC, the furnishing to the Agent of a cash deposit or Supporting Letter of Credit as required by Section 2.1.2(l)), (iii) the payment in full of the early termination fee set forth in the following sentence (the “Prepayment Fee”), (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (v) the payment in full of any amount due under Section 3.4. Subject to Section 2.24, if this Agreement is terminated at any time prior to the Facility Termination Date, whether pursuant to this Section 2.16 or pursuant to Section 8.1, the Borrower shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

Period during which early
termination occurs	Prepayment Fee
On or prior to the first anniversary of the Closing Date	1.0% of the Prepayment Amount

After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date	.50% of the Prepayment Amount

After the second anniversary of the Closing Date	0% of the Prepayment Amount

No such Prepayment Fee shall be payable in the event this Agreement is terminated in connection with refinancing of the Obligations in a transaction in which Bank One or one of its Affiliates that is a banking institution provides or arranges a replacement bank credit facility for the Borrowers.

     2.17 Method of Payment.

                    (a) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower Representative, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Any payment received by the Agent after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

                    (b) At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Facility LCs, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.6), and other sums payable under the Loan Documents, may be paid from the proceeds of Advances made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.1 or a deemed request as provided in this Section 2.17 or may be deducted from the Funding Account or any other deposit account of any Borrower maintained with the Agent. Each Borrower hereby irrevocably authorizes (i) the Agent to make an Advance for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Non- Ratable Loans , Overadvances and Protective Advances) and that all such Advances shall be deemed to have been requested pursuant to Section 2.1 and (ii) the Agent to charge the Funding Account or any other deposit account of any Borrower maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

     2.18 Apportionment, Application, and Reversal of Payments. Except as otherwise required pursuant to Section 2.19, principal and interest payments shall be apportioned ratably among the Lenders as set forth in this Article II and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent or the LC Issuer and except as provided in Section 2.10(c). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans or not constituting payment of specific fees as specified by the Borrower Representative, and all proceeds of any Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agent from the Borrowers (other than in connection with Banking Services or Rate Management Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Rate Management Obligations), third, to pay interest due in respect of the Overadvances and

Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest due in respect of the Non-Ratable Loans, sixth, to pay interest due in respect of the Revolving Loans (other than Non-Ratable Loans, Overadvances and Protective Advances), seventh, to pay or prepay principal of the Non-Ratable Loans, eighth, to pay or prepay principal of the Revolving Loans (other than Non-Ratable Loans, Overadvances and Protective Advances) and unpaid reimbursement obligations in respect of Facility LCs, ninth, to pay an amount to the Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Facility LCs and the aggregate amount of any unpaid reimbursement obligations in respect of Facility LCs, to be held as cash collateral for such Obligations, tenth, to interest then due and payable on the Term A Loans and then to interest due and payable on the Term B Loans, eleventh, to prepay the scheduled principal installments of the Term A Loans in inverse order of maturity and then to prepay the scheduled principal installments of the Term B Loans in the inverse order of maturity, twelfth, to payment of any amounts owing with respect to Banking Services and Rate Management Obligations, and thirteenth, to the payment of any other Secured Obligation due to the Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Floating Rate Loans and, in any event, the Borrowers shall pay the Eurodollar breakage losses in accordance with Section 3.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

     2.19 Settlement. Each Revolving Lender’s funded portion of the Loans is intended by the Revolving Lenders to be equal at all times to such Revolving Lender’s Pro Rata Share of the outstanding Loans. Notwithstanding such agreement, the Agent, Bank One, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Loan Parties) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Loans, including the Non-Ratable Loans and Overadvances shall take place on a periodic basis as follows. The Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election, by notifying the Lenders of such requested Settlement by telecopy, telephone, or e-mail no later than 12:00 noon (Chicago time) on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Agent, in the case of the Non-Ratable Loans and Overadvances) shall transfer the amount of such Revolving Lender’s Pro Rata Share of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Chicago time), on the Settlement Date applicable thereto. Settlements may occur during the existence of a Default or an Unmatured Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the applicable Loan and, together with Bank One’s Pro Rata Share of such Non-Ratable Loan or Overadvance, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.23.

     2.20 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrowers shall be liable to pay to the Agent and the Lenders, and each Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.20 shall survive the termination of this Agreement.

     2.21 Noteless Agreement; Evidence of Indebtedness.

                    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                    (b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan extended hereunder, the Type thereof, the name of the Borrower who requested such Loan and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.

                    (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

                    (d) Any Lender may request that its Revolving Loans be evidenced by a promissory note in substantially the form of Exhibit C (a “Revolving Note”), that its Term A Loans be evidenced by a promissory note in substantially the form of Exhibit C-2 attached hereto (a “Term A Note”) and that its Term B Loans be evidenced by a promissory note in substantially the form of Exhibit C-3 attached hereto (a “Term B Note”). In such event, each Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Revolving Loans evidenced by such Revolving Note, the Term A Loans evidenced by such Term A Note or the Term B Loans evidenced by the Term B Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Revolving Loans, Term A Loans or Term B Loans once again be evidenced as described in paragraphs (a) and (b) above.

     2.22 Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, Reimbursement Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower Representative in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

     2.23 Non-Receipt of Funds by the Agent; Defaulting Lenders.

                    (a) Unless the Borrower Representative or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrowers, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrowers, as the case may be, have not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.

                    (b) If a payment has not been made by a Lender (a “Defaulting Lender”), the Agent will notify the Borrower Representative of such failure to fund and, upon demand by the Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the Borrowing Date at a rate per annum equal to the interest rate applicable to the relevant Loan. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Share of the Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other Lenders) or, if so directed by the Borrower Representative and if no Unmatured Default or Default has occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made Advances to the Borrowers. Subject to the foregoing, the Agent may hold and, in its Permitted Discretion, setoff such Defaulting Lender’s funding shortfall against that Defaulting Lender’s Pro Rata Share of all payments received from the Borrowers or re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Agent for the account of such Defaulting Lender. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Advance (i) solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero, (ii) such Defaulting Lender shall not be entitled to any portion of the Unused Commitment Fee and (iii) the Unused Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Advance and shall be allocated among such non-Defaulting Lenders ratably based on their Pro Rata Share of the Commitments. This Section shall remain effective with respect to such Defaulting Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Agent, and the Borrower Representative shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to the Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder.

     2.24 Limitation of Interest. The Borrowers, the Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.24 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.24, even if such provision declares that it controls. As used in this Section 2.24, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrowers or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the U.S. or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.24, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

     2.25 Borrower’s Reduction of Commitment. Prior to the Facility Termination Date, Borrower may, upon five (5) Business Days’ prior written notice to Agent, permanently reduce the Revolving Commitment to a lesser amount, provided that such reduction must be $5,000,000 or a higher integral multiple of $1,000,000 and the amount of the Revolving Commitment may not be reduced, in the aggregate, by more than the lesser of (a) the Availability at such time and (b) $10,000,000.

ARTICLE III

YIELD PROTECTION; TAXES

     3.1 Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                    (a) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

                    (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

                    (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within fifteen days of demand by such Lender or the LC Issuer, as the case may be, the Borrowers shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

     3.2 Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within fifteen days of demand by such Lender or the LC Issuer, the Borrowers shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk  based capital guidelines in effect in the U.S. on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S. implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower Representative for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

     3.5 Taxes.

     (a) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty days after such payment is made.

     (b) In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

     (c) The Borrower hereby agree to, jointly and severally, indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, any Facility LC issued hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

     (d) Each Lender that is not incorporated under the laws of the U.S. or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of U.S. Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, and (ii) deliver to the Agent a U.S. Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from U.S. backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower Representative and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower Representative or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower Representative and the Agent that it is not capable of receiving payments without any deduction or withholding of U.S. federal income tax.

     (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower Representative with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the U.S.; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

     (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower Representative (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     (g) If the U.S. Internal Revenue Service or any other governmental authority of the U.S. or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

     3.6 Lender Statements; Survival of Indemnity.

     To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower Representative (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower Representative of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

     3.7 Replacement of Lender.

     If the Borrowers are required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender is a Defaulting Lender (any such Lender, an “Affected Lender”), the Borrowers may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that, no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement (and a Defaulting Lender shall be deemed to have executed and delivered such Assignment Agreement if it fails to do so) and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE IV

CONDITIONS PRECEDENT

     4.1 Effectiveness. This Agreement will not become effective unless the Loan Parties have satisfied each of the following conditions in a manner satisfactory to the Agent and the Lenders, and with respect to any condition requiring delivery of any agreement, certificate, document, or instrument, the Loan Parties shall have furnished to the Agent sufficient copies of any such agreement, certificate, document, or instrument for distribution to the Lenders.

     (a) This Agreement or counterparts hereof shall have been duly executed by each Loan Party, the Agent and the Lenders; and the Agent shall have received duly executed copies of the Loan Documents and such other documents, instruments, agreements and legal opinions as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to the Agent.

     (b) Each Loan Party shall have delivered copies of its articles or certificate of incorporation or organization, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.

     (c) Each Loan Party shall have delivered copies, certified by its Secretary or Assistant Secretary, of its by-laws or operating, management or partnership agreement and of its Board of Directors’ resolutions or the resolutions of its members and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

     (d) Each Loan Party shall have delivered an incumbency certificate, executed by its Secretary or Assistant Secretary, which shall identify by name and title and bear the signatures of the Authorized Persons and any other officers such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

     (e) Each Borrower and each other Loan Party shall have delivered a certificate, signed by the chief financial officer of such Borrower and such other Loan Party, on the initial Credit Extension Date (i) stating that no Default or Unmatured Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article V are true and correct as of such Credit Extension Date, (iii) specifying the deposit account at Bank One which shall be used as the Funding Account and (iv) certifying any other factual matters as may be reasonably requested by the Agent or any Lender.

     (f) The Loan Parties shall have delivered a written opinion of the Loan Parties’ counsel, addressed to the Agent, the LC Issuer and the Lenders in substantially the form of Exhibit D.

     (g) The Borrowers shall have delivered any Notes requested by a Lender pursuant to Section 2.21 payable to the order of each such requesting Lender.

     (h) The Borrowers shall have delivered money transfer authorizations as the Agent may have reasonably requested.

     (i) [reserved]

     (j) The Agent shall have received all Lien and other searches that the Agent deems necessary, the Loan Parties shall have delivered UCC termination statements or amendments to existing UCC financing statements with respect to any filings against the Collateral as may be requested by the Agent and shall have authorized the filing of such termination statements or amendments, the Agent shall have been authorized to file any UCC financing statements that the Agent deems necessary to perfect its Liens in the Collateral and Liens creating a first priority security interest in the Collateral in favor of the Agent shall have been perfected.

     (k) The Borrower Representative shall have delivered an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of the end of the Business Day immediately preceding the Effective Date and each Borrower shall have delivered a duly executed Borrowing Base Certificate for such Borrower which calculates such Borrower’s Borrowing Base as of the end of the Business Day immediately preceding the Effective Date.

     (l) The Borrowers shall have delivered to the Agent and the Lenders the audited consolidated financial statements of the Company and its Subsidiaries for the period ending on September 30, 2003 and unaudited consolidated financial statements of the Company and its Subsidiaries for the period ending on May 31, 2004.

     (m) The Agent shall have completed its business due diligence and the Loan Parties’ corporate structure, capital structure, material accounts and governing documents shall be acceptable to the Agent. In addition, the terms and conditions of all Indebtedness of each Loan Party shall be acceptable to the Agent.

     (n) All legal (including tax implications) and regulatory matters, including, but not limited to compliance with applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System, shall be satisfactory to the Agent and the Lenders.

     (o) The Loan Parties shall have delivered (i) Collateral audits, satisfactory to the Agent, prepared by an independent firm engaged directly by the Agent, and (ii) appraisals, prepared by an independent appraiser engaged directly by the Agent, of specific equipment, which audits and appraisals shall be satisfactory to the Agent.

     (p) The Loan Parties shall have delivered any requested environmental review reports from firm(s) satisfactory to the Agent, which review reports shall be acceptable to the Agent. Any environmental hazards or liabilities identified in any such environmental review reports shall indicate the Loan Parties’ plans with respect thereto.

     (q) The Borrowers shall have delivered evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Agent and otherwise in compliance with the terms of Section 6.7.

     (r) Reserved.

     (s) Reserved.

     (t) The Agent shall have determined that (i) since May 13, 2004, there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Credit Extensions hereunder and (ii) the Loan Parties shall have fully cooperated with the Agent’s syndication efforts including, without limitation, by providing the Agent with information regarding the Loan Parties’ operations and prospects and such other information as the Agent deems necessary to successfully syndicate the Credit Extensions hereunder.

     (u) The Borrowers shall have delivered a properly completed Facility LC Application if the initial Credit Extension will include the issuance of a Facility LC. The Borrowers shall have executed the LC Issuer’s master agreement for the issuance of Letters of Credit.

     (v) After giving effect to all Credit Extensions to be made on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Borrowers’ Availability shall not be less than $20,000,000.

     (w) The Borrowers shall have paid all of the fees and expenses owing to the Agent, the Arranger, the LC Issuer and the Lenders pursuant to Section 2.10, and Section 9.6(a).

     (x) The Loan Parties shall have delivered to the Agent their most recent statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

     (y) The Agent shall have received evidence that the Borrower has delivered notice under the Indenture of their intention to repurchase all of the outstanding Convertible Notes and terminate the Indenture.

     (z) The Loan Parties shall have delivered such other documents as the Agent, the LC Issuer, any Lender or their respective counsel may have reasonably requested.

     4.2 Each Credit Extension. Except as otherwise expressly provided herein, the Lenders shall not be required to make any Credit Extension if on the applicable Credit Extension Date:

     (a) There exists any Default or Unmatured Default or any Default or Unmatured Default shall result from any such Credit Extension and the Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of such Default or Unmatured Default.

     (b) Any representation or warranty contained in Article V is untrue or incorrect as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, and the Agent or the Required Lenders shall have determined not to make any Credit Extension as a result of the fact that such representation or warranty is untrue or incorrect.

     (c) After giving effect to any Credit Extension, the Borrowers’ Availability would be less than zero.

     Each Borrowing Notice or request for issuance of Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by each Borrower that the conditions contained in Section 4.1 have been satisfied and that none of the conditions set forth in Section 4.2 exist as of the applicable Credit Extension Date. Any Lender may require a duly completed Compliance Certificate as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

     Each Loan Party represents and warrants to the Lenders as follows:

     5.1 Existence and Standing. Each Loan Party is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except for jurisdictions other than its jurisdiction of incorporation or organization where such authority may be retroactively and ministerially obtained and where failure to have such authority could not reasonably be expected to have a Material Adverse Effect).

     5.2 Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

     5.3 No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or (ii) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

     5.4 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral.

     5.5 Financial Statements.

     (a) The audited consolidated financial statements of the Company and its Subsidiaries for the period ending on September 30, 2003 heretofore delivered to the Lenders were prepared in accordance with GAAP (as in effect on the date such statements were prepared) and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Month ended May 31, 2004 heretofore delivered by the Borrowers to the

Lenders were prepared in accordance with GAAP (as in effect on the date such statements were prepared except for the presentation of footnotes and for applicable normal year-end audit adjustments) and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

     (b) The Projections dated June 24, 2004 and the most recent Projections delivered to the Agent and the Lenders pursuant to Section 6.1(d), represent the Borrowers’ good faith estimate of the future financial performance of the Borrowers for the period set forth therein.

     5.6 Material Adverse Change. Since September 30, 2003 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Loan Parties which could reasonably be expected to have a Material Adverse Effect.

     5.7 Taxes. The Loan Parties have filed all U.S. federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The U.S. income tax returns of the Loan Parties have been audited by the Internal Revenue Service through the Fiscal Year ended 2001. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Loan Parties in respect of any taxes or other governmental charges are adequate. If any Loan Party is a limited liability company, each such limited liability company qualifies for partnership tax treatment under U.S. federal tax law.

     5.8 Litigation and Contingent Obligations. Except as set forth on Schedule 5.8, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.8, no Loan Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

     5.9 Capitalization and Subsidiaries. Schedule 5.9 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) the location of the chief executive office of each Loan Party and each of its Subsidiaries and each other location where any of them have maintained their chief executive office in the past five years, (c) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (d) the type of entity of each Loan Party. With respect to each Loan Party, Schedule 5.9 also sets forth the employer or taxpayer identification number of each Loan Party and the organizational identification number issued by each Loan Party’s jurisdiction of organization or a statement that no such number has been issued. All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

     5.10 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

     5.11 Accuracy of Information. No information, exhibit or report furnished by any Loan Party to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     5.12 Names; Prior Transactions. Except as set forth on Schedule 5.12, the Loan Parties have not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any Acquisition.

     5.13 Regulation U. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

     5.14 Material Agreements. Schedule 5.14 hereto sets forth as of the Closing Date all material agreements and contracts to which any Loan Party is a party or is bound as of the date hereof that were executed after March 31, 2004 or that are not listed in any public filing with the Securities and Exchange Commission. No Loan Party is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement to which it is a party (including any such agreement or instrument evidencing or governing Indebtedness).

     5.15 Compliance With Laws. The Loan Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

     5.16 Ownership of Properties. Except as set forth on Schedule 5.16, on the date of this Agreement, the Loan Parties will have in all material respects good title, free of all Liens other than those permitted by Section 6.22, to all of the Property and assets reflected in the Loan Parties’ most recent consolidated financial statements provided to the Agent as owned by the Loan Parties.

     5.17 Plan Assets; Prohibited Transactions. No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

     5.18 Environmental Matters. In the ordinary course of its business, the officers of each Loan Party consider the effect of Environmental Laws on the business of such Loan Party, in the course of which they identify and evaluate potential risks and liabilities accruing to such Loan Party due to Environmental Laws. On the basis of this consideration, the Loan Parties have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. No Loan Party has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment.

     5.19 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     5.20 Public Utility Holding Company Act. No Loan Party is a “holding company” or a “subsidiary company” of a “holding company”, or an “Affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.21 Bank Accounts. As of the Closing Date, Exhibit B to the Security Agreement contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.

     5.22 Indebtedness. As of the Closing Date and after giving effect to the Credit Extensions to be made on the Closing Date (if any), the Loan Parties have no Indebtedness, except for (a) the Obligations, and (b) any Indebtedness described on Schedule 5.22.

     5.23 Affiliate Transactions. Except as set forth on Schedule 5.23, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, members, managers, directors, parents, other interest holders, employees, or Affiliates (other than Subsidiaries) of any Loan Party, any holder of five percent (5%) or more of the Capital Stock of any Loan Party, or any members of any of the foregoing Persons’ respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

     5.24 Real Property; Leases. As of the Closing Date, Schedule 5.24 sets forth a correct and complete list of all real Property owned by each Loan Party, all leases and subleases of real Property by each Loan Party as lessee or sublessee, and all leases and subleases of real Property by each Loan Party as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any Loan Party thereto or, to any Loan Party’s knowledge, any other party to any such lease or sublease exists. Each Loan Party has good and indefeasible title in fee simple to the real Property identified on Schedule 5.24 as owned by such Loan Party, or valid leasehold interests in all real Property designated therein as “leased” by such Loan Party.

     5.25 Intellectual Property Rights. As of the Closing Date: (a) Schedule 5.25 sets forth a correct and complete list of all Intellectual Property Rights of each Loan Party; (b) none of the Intellectual Property Rights listed in Schedule 5.25 is subject to any licensing agreement or similar arrangement except as set forth in Schedule 5.25; (c) the Intellectual Property Rights described in Schedule 5.25 constitute all of the property of such type necessary to the current and anticipated future conduct of the Loan Parties’ business; (d) to the best of each Loan Party’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Loan Party infringes in any material respect upon any rights held by any other Person; and (e) no claim or litigation regarding any of the foregoing is pending or, to any Loan Party’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of any Loan Party, proposed which could reasonably be expected to have a material adverse effect on such Loan Party.

     5.26 Insurance. Schedule 5.26 lists all insurance policies of any nature maintained, as of the Closing Date, by each Loan Party, as well as a summary of the terms of each such policy.

     5.27 Solvency.

     (a) Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each Loan Party; (b) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of each Loan Party on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

     (b) No Borrower intends to, nor will any Borrower permit any of its Subsidiaries to, and no Borrower believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.28 Subordinated Indebtedness. The Secured Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

     5.29 Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by each Loan Party to its employees and former employees, as estimated by such Loan Party in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.

     5.30 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

     5.31 Reportable Transaction. The Borrowers do not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

     5.32 Labor Disputes. Except as set forth on Schedule 5.32, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of the Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Borrower or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of the Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Borrower or its Subsidiaries or their employees.

ARTICLE VI

COVENANTS

     Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Facility Termination Date:

     6.1 Financial and Collateral Reporting. Each Loan Party will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and will furnish to the Lenders:

     (a) within ninety days after the close of each Fiscal Year of the Company and its Subsidiaries, an unqualified audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such Fiscal Year, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof;

     (b) within forty-five days after the close of the first three quarterly periods of each Fiscal Year of the Company and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such Fiscal Quarter and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, all certified by its chief financial officer and prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments);

     (c) within thirty days after the close of each Fiscal Month of the Company and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such Fiscal Month and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Month, all prepared in accordance with GAAP (except for exclusion of footnotes and subject to normal year-end audit adjustments) and certified by its chief financial officer;

     (d) as soon as available, but in any event not more than 60 days prior to the end of each Fiscal Year of the Company, but not less than 30 days prior to the end of such Fiscal Year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each quarter of such Fiscal Year (the “Projections”) in form reasonably satisfactory to the Agent;

     (e) together with each of the financial statements required under Sections 6.1(a) and (c), a compliance certificate in substantially the form of Exhibit E (a “Compliance Certificate”) signed by the chief financial officer of the Borrower Representative showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

     (f) as soon as available but in any event within 20 days of the end of each calendar month, at such other times as may be necessary to re-determine availability of Advances hereunder or as may be requested by the Agent, as of the period then ended, an Aggregate Borrowing Base Certificate, together with a duly executed Borrowing Base Certificate for each Borrower which calculates such Borrower’s Borrowing Base, and supporting information in connection therewith;

     (g) as soon as available but in any event within 20 days of the end of each Fiscal Month and at such other times as may be requested by the Agent, as of the period then ended:

     (i) a summary aging of the Accounts of each Borrower owing by each of such Borrower’s Account Debtors and, if requested by Agent, a detailed aging of each Borrower’s Accounts including all invoices aged by invoice or due date, in either case reconciled to each such Borrower’s Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Agent;

     (ii) a schedule detailing each Borrower’s Inventory, in form satisfactory to the Agent, (1) by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis or average cost basis) or market and (2) reconciled to each such Borrower’s Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Agent;

     (iii) a worksheet of calculations prepared by each Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

     (iv) a reconciliation of each Borrower’s Accounts and Inventory between the amounts shown in such Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

     (v) a reconciliation of the loan balance per each Borrower’s general ledger to the loan balance under this Agreement.

     (h) as soon as available but in any event within 20 days of the end of each Fiscal Month and at such other times as may be requested by the Agent, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable;

     (i) promptly upon the Agent’s request:

     (i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

     (ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

     (iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

     (j) as soon as possible and in any event within thirty (30) days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service (without schedules and other attachments thereto, unless otherwise requested by Agent);

     (k) as soon as possible and in any event within two-hundred and seventy days after the close of the Fiscal Year of the Company, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;

     (l) as soon as possible and in any event within ten days after any Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such Borrower, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto;

     (m) as soon as possible and in any event within thirty (30) days of filing therewith with the PBGC, the U.S. Internal Revenue Service or any other governmental entity, a copy of each annual report or other filing with respect to any Plan;

     (n) as soon as possible and in any event within ten days after receipt by any Loan Party, a copy of (i) any notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the release by any Loan Party, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the any Loan Party;

     (o) [reserved];

     (p) concurrently with the furnishing thereof to the shareholders of the Borrowers, copies of all financial statements, reports and proxy statements so furnished;

     (q) promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the Securities and Exchange Commission;

     (r) as soon as possible and in any event within 20 days after the end of each calendar month, a detailed listing of all advances of proceeds of Loans made by the Borrower Representative to each Borrower during the immediately preceding calendar month and a detailed listing of all intercompany loans made by the Borrowers during such calendar month;

     (s) upon the request of Agent, a certificate of good standing for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization; and

     (t) such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2 Use of Proceeds.

     (a) The Borrowers will use the proceeds of the Credit Extensions (i) to repay the outstanding indebtedness, liabilities and obligations under the Prior Agreement, (ii) for general corporate purposes (not otherwise prohibited by this Agreement), (iii) for the Convertible Note Repurchase and (iv) for Permitted Acquisitions.

     (b) No Loan Party will use any of the proceeds of the Credit Extensions to (i) purchase or carry any Margin Stock in violation of Regulation U, (ii) repay or refinance any Indebtedness of any Person incurred to buy or carry any Margin Stock, (iii) acquire any security in any transaction that is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934 (and the regulations promulgated thereunder), or (iv) make any Acquisition other than the Convertible Note Repurchase or Permitted Acquisitions.

     6.3 Notices. Each Loan Party will give prompt notice in writing to the Agent and the Lenders of:

     (a) the occurrence of any Default or Unmatured Default;

     (b) any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect;

     (c) the assertion by the holder of any Capital Stock of any Loan Party or the holder of any Indebtedness of any Loan Party in excess of $1,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

     (d) receipt of any written notice that any Loan Party is subject to any investigation by any governmental entity with respect to any potential or alleged violation of any applicable Environmental Law or of imposition of any Lien against any Property of any Loan Party for any liability with respect to damages arising from, or costs resulting from, any violation of any Environmental Laws;

     (e) receipt of any notice of litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; or (vi) involves any product recall;

     (f) any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral;

     (g) its decision to change, (i) such Loan Party’s name or type of entity, (ii) such Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, and (iii) the location where any Collateral is held or maintained, if the new location is not identified on Exhibit A to the Security Agreement or is a location for which Agent has not received a Collateral Access Agreement; provided that, in no event shall the Agent receive notice of such change less than thirty days prior thereto;

     (h) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $1,000,000;

     (i) the opening of any new deposit account by any Loan Party with any bank or other financial institution;

     (j) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

     (k) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located (which shall be delivered within two Business Days after receipt thereof);

     (l) all material amendments to real estate leases, together with a copy of each such amendment;

     (m) immediately after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower or any of its Subsidiaries in a material manner;

     (n) evidence of payment of monthly lease or rental payments as to each leased or rented location for which a landlord or bailee waiver has not been obtained (which shall be delivered within three Business Days after payment thereof);

     (o) the fact that such Loan Party has entered into a Rate Management Transaction or an amendment to a Rate Management Transaction, together with copies of all agreements evidencing such Rate Management Transactions or amendments thereto (which shall be delivered within two Business Days);

     (p) any amendment, modification, non-renewal, default under or termination of any Material License or the acquisition by any Loan Party of any license after the Closing Date; and

     (q) any other matter as the Agent may reasonably request.

     6.4 Conduct of Business. Each Loan Party will:

     (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted;

     (b) do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except for jurisdictions other than its jurisdiction of incorporation or organization where such authority may be retroactively and ministerially obtained and where failure to have such authority could not reasonably be expected to have a Material Adverse Effect);

     (c) keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered to the Agent pursuant to Section 4.1(m);

     (d) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and

     (e) transact business only in such corporate and trade names as are set forth in Schedule 5.12.

     6.5 Taxes. Each Loan Party will timely file complete and correct U.S. federal and applicable foreign, state and local tax returns required by law and pay before delinquent all taxes, assessments and governmental charges and levies upon it or its income, profits, Property or Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP. At any time that any Loan Party is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under U.S. federal tax law.

     6.6 Payment of Indebtedness and Other Liabilities. Each Loan Party will pay or discharge when due all Material Indebtedness permitted by Section 6.17 owed by such Loan Party and all other liabilities and obligations due to materialmen, mechanics, carriers, warehousemen, and landlords, except that the Loan Parties may in good faith contest, by appropriate proceedings diligently pursued, any such obligations; provided that, (a) adequate reserves have been set aside for such liabilities in accordance with GAAP, (b) such liabilities would not result in aggregate liabilities in excess of $1,000,000, (c) no Lien shall be imposed to secure payment of such liabilities that is superior to the Agent’s Liens securing the Secured Obligations, (d) none of the Collateral becomes subject to forfeiture or loss as a result of the contest and (e) such Loan Party shall promptly pay or discharge such contested liabilities, if any, and shall deliver to the Agent evidence reasonably acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or the conditions set forth in this proviso are no longer met.

     6.7 Insurance.

     (a) Each Loan Party shall at all times maintain, with financially sound and reputable carriers having a Financial Strength rating of at least A+ by A.M. Best Company, insurance against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability and (v) and such other hazards, as is customary in the business of such Loan Party. All such insurance shall be in amounts, cover such assets and be under policies acceptable to the Agent in its Permitted Discretion. In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the applicable Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal Property which is located on any real Property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended. All premiums on such insurance shall be paid when due by the applicable Loan Party, and copies of the policies delivered to the Agent. If any Loan Party fails to obtain any insurance as required by this Section, the Agent at the direction of the Required Lenders may obtain such insurance at the Borrowers’ expense. By purchasing such insurance, the Agent shall not be deemed to have waived any Default or Unmatured Default arising from any Loan

Party’s failure to maintain such insurance or pay any premiums therefor. No Loan Party will use or permit any Property to be used in violation of applicable law or in any manner which might render inapplicable any insurance coverage.

     (b) All insurance policies required under Section 6.7(a) shall name the Agent (for the benefit of the Agent and the Lenders) as an additional insured or as loss payee, as applicable, and shall provide that, or contain loss payable clauses or mortgagee clauses, in form and substance satisfactory to the Agent, which provide that:

     (i) all proceeds thereunder with respect to any Collateral shall be payable to the Agent;

     (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the Property described in such policy; and

     (iii) such policy and loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Agent.

     (c) The Borrowers must give the Agent prior written notice of any change in insurance carriers and any new insurance policy shall comply with the provisions of this Section 6.7 and otherwise be acceptable to the Agent. Without in any way limiting the foregoing, in no event shall the Borrowers change their insurance carrier without first obtaining a loss payable endorsement in form and substance satisfactory to the Agent.

     (d) Notwithstanding the foregoing, any insurance or condemnation proceeds received by the Loan Parties shall be immediately forwarded to the Agent and the Agent may, at its option, apply any such proceeds to the reduction of the Obligations in accordance with Section 2.15(e), provided that in the case of insurance proceeds pertaining to any Loan Party other than the Borrowers, such insurance proceeds shall be applied to the Loans owing by the Borrowers. The Agent may permit or require any Loan Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $1,000,000 in the aggregate, upon the applicable Loan Party’s request, the Agent shall permit such Loan Party to replace, restore, repair or rebuild the property; provided that, if such Loan Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within ninety days of such casualty, the Agent may apply such insurance proceeds to the Obligations in accordance with Section 2.15. All insurance proceeds that are to be made available to the Borrowers to replace, repair, restore or rebuild the Collateral shall be applied by the Agent to reduce the outstanding principal balance of the Revolving Loans (which application shall not result in a permanent reduction of the Revolving Commitment) and upon such application, the Agent shall establish a Reserve against the Aggregate Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Loan Party that is not a Borrower to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account. In either case, thereafter, such funds shall be made available to the applicable Loan Party to provide funds to replace, repair, restore or rebuild the Collateral as follows:

     (i) the Borrower Representative, on behalf of the applicable Borrower, shall request a Revolving Loan or the Borrower Representative, on behalf of the applicable Loan Party, shall request a release from the cash collateral account be made in the amount needed;

     (ii) so long as the conditions set forth in Section 4.2 have been met, the Revolving Lenders shall make such Revolving Loan or the Agent shall release funds from the cash collateral account; and

     (iii) in the case of insurance proceeds applied against the Revolving Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Loan.

     6.8 Compliance with Laws. Each Loan Party will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

     6.9 Maintenance of Properties and Intellectual Property Rights. Each Loan Party will do all things necessary to (i) maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) obtain and maintain in effect at all times all material franchises, governmental authorizations, Intellectual Property Rights, licenses and permits, which are necessary for it to own its Property or conduct its business as conducted on the Closing Date.

     6.10 Inspection. Each Loan Party will permit the Agent and the Lenders, by their respective employees, representatives and agents, from time to time upon two Business Days’ prior notice as frequently as the Agent reasonably determines to be appropriate, to (a) inspect any of the Property, the Collateral, and the books and financial records of such Loan Party, (b) examine, audit and make extracts or copies of the books of accounts and other financial records of such Loan Party, (c) have access to its properties, facilities, the Collateral and its advisors, officers, directors and employees to discuss the affairs, finances and accounts of such Loan Party and (d) review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Loan Party. In addition, each Loan Party will provide to Agent and Lenders and their representatives and agents an updated Customer List upon request. If a Default or an Unmatured Default has occurred and is continuing, each Loan Party shall provide such access to the Agent and to each Lender at all times and without advance notice.

Furthermore, so long as any Default has occurred and is continuing, each Loan Party shall provide the Agent and each Lender with access to its suppliers. Each Loan Party shall promptly make available to the Agent and its counsel originals or copies of all books and records that the Agent may reasonably request. The Loan Parties acknowledge that from time to time the Agent may prepare and may distribute to the Lenders certain audit reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders from information furnished to it by or on behalf of the Loan Parties, after the Agent has exercised its rights of inspection pursuant to this Agreement.

     6.11 Appraisals. Upon Agent’s request, the Loan Parties shall provide the Agent with appraisals or updates thereof of (x) their Inventory and Equipment if such request is pursuant to (a) above or (y) their Inventory if such request is pursuant to (b) above, from an appraiser selected and engaged by the Agent, and prepared on a basis, satisfactory to the Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations and by the internal policies of the Lenders. Any such appraisal requested at a time when (a) a Default or Unmatured Default exists, or (b) Aggregate Availability is less than $10,000,000, shall be at the Loan Parties’ sole cost and expense.

     6.12 Communications with Accountants. Each Loan Party executing this Agreement authorizes (a) the Agent and (b) so long as a Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants and authorizes those accountants and advisors to communicate to the Agent and each Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

     6.13 Collateral Access Agreements and Real Estate Purchases. Each Loan Party shall use commercially reasonable efforts to obtain within sixty (60) days after the Closing Date (or, if later, as of the date such location is acquired or leased) a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Agent has not received a Collateral Access Agreement as of the Effective Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory at that location shall be subject to such Reserves as may be established by the Agent.

     6.14 Deposit Account Control Agreements. The Loan Parties will provide to the Agent within thirty (30) days after the Closing Date (or, if later, as of the date any Loan Party’s interest in such account arises), a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of a Loan Party as set forth in the Security Agreement.

     6.15 Additional Collateral; Further Assurances.

     (a) Subject to applicable law, each Loan Party shall, unless the Required Lenders otherwise consent, (i) cause each of its Subsidiaries (excluding any Foreign Subsidiary) to become or remain a Loan Party and a Guarantor and (ii) cause each (excluding any Foreign Subsidiary) formed or acquired after the Closing Date in accordance with the terms of this Agreement to (1) become a party to this Agreement by executing the Joinder Agreement set forth as Exhibit F hereto (the “Joinder Agreement”), and (2) guarantee payment and performance of the Guaranteed Obligations pursuant to the Guaranty.

     (b) Upon the request of the Agent, each Loan Party shall (i) grant Liens to the Agent, for the benefit of the Agent and the Lenders, pursuant to such documents as the Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Agent may request to perfect the Liens of the Agent in any Property of such Loan Party which constitutes Collateral, including any parcel of real Property located in the U.S. owned by any Loan Party, and (ii) in connection with the foregoing requirements, or either of them, deliver to the Agent all items of the type required by Section 4.1 (as applicable). Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

     (c) Each Loan Party will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by such Loan Party or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Agent shall reasonably request.

     (d) Without limiting the foregoing, each Loan Party shall, and shall cause each of the Borrowers’ Subsidiaries which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and shall take or cause to be taken such actions as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

     (e) Notwithstanding the foregoing, at any time after a Default has occurred, each Loan Party shall, upon the request of the Agent, cause each

Foreign Subsidiary to become a Loan Party and a Guarantor and to grant Liens to the Agent on its assets and have the balance of its stock pledged to the Agent.

     6.16 Dividends.

     (a) No Loan Party will or will permit any of their Subsidiaries to declare or pay any dividends or make any distributions on its Capital Stock (other than dividends or distributions payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except (i) that any Subsidiary may declare and pay dividends or make distributions to the Borrowers or to a Wholly-Owned Subsidiary of the Borrowers or (ii) any Loan Party may declare or pay dividends or make distributions on its Capital Stock or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding and any non-Wholly-Owned Subsidiary may declare or pay dividends or make distributions on its Capital Stock to holders thereof other than Loan Parties, in each case, so long as (x) no Default or Unmatured Default exists or will be caused by the payment of such dividend or distribution, (y) the Borrowers are in compliance with Section 6.29.1 after giving effect to such dividend or distribution and (z) the Availability is greater than ten percent (10%) of the Aggregate Borrowing Base after giving effect to such dividend or distribution.

     (b) No Loan Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of the Borrowers to the Borrowers.

     6.17 Indebtedness. No Loan Party will create, incur or suffer to exist any Indebtedness, except:

     (a) the Obligations;

     (b) Indebtedness existing on the date hereof and described in Schedule 5.22;

     (c) purchase money Indebtedness incurred in connection with the purchase of any Equipment; provided that, the amount of such purchase money Indebtedness shall be limited to an amount not in excess of the purchase price of such Equipment and the aggregate of all such purchase money Indebtedness incurred in any Fiscal Year shall not exceed $3,000,000;

     (d) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (c) and (g) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional Property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

     (e) Indebtedness owing by any Loan Party to any other Loan Party with respect to intercompany loans, provided further, that:

     (i) the applicable Loan Parties shall have executed and delivered to the other Loan Party, on the Effective Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by any Loan Party to another Loan Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent and shall be pledged and delivered to the Agent pursuant to the Security Agreement as additional collateral security for the Secured Obligations;

     (ii) the Loan Parties shall record all intercompany transactions on their books and records in a manner reasonably satisfactory to the Agent;

     (iii) the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations of the Loan Parties hereunder in a manner reasonably satisfactory to the Agent;

     (iv) at the time any such intercompany loan or advance is made by a Loan Party and after giving effect thereto, such Loan Party shall be Solvent;

     (v) no Default or Unmatured Default would occur and be continuing after giving effect to any such proposed intercompany loan;

     (f) Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of the Reimbursements Obligations and (iii) consisting of the Guaranty and guarantees of Indebtedness incurred for the benefit of any other Loan Party if the primary obligation is expressly permitted elsewhere in this Section 6.17;

     (g) Capitalized Lease Obligations which in the aggregate do not exceed $7,500,000 in any Fiscal Year;

     (h) Indebtedness arising under Rate Management Transactions;

     (i) Indebtedness assumed in connection with any Permitted Acquisition; provided that, the aggregate amount of Indebtedness assumed under this clause (i) shall not exceed $7,500,000 and provided further that, such Indebtedness is not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and does not attach to any asset of any Borrower or any of its Subsidiaries;

     (j) other unsecured Indebtedness in an amount not in excess of $5,000,000 in the aggregate outstanding at any time; and

     (k) Indebtedness evidenced by the Convertible Notes.

     6.18 Capital Structure. If all or any part of a Loan Party’s Capital Stock has been pledged to the Agent, that Loan Party shall not issue additional Capital Stock. No Loan Party shall engage in any business other than the businesses currently engaged in by it.

     6.19 Merger. No Loan Party will merge or consolidate with or into any other Person, except that (a) any Subsidiary of a Borrower may merge into such Borrower or a Wholly-Owned Subsidiary of such Borrower and (b) any Loan Party (other than the Borrowers) may merge with any other Loan Party.

     6.20 Sale of Assets. No Loan Party will lease, sell or otherwise dispose of its Property (including any Capital Stock owned by it) to any other Person, except:

     (a) sales of Inventory in the ordinary course of business;

     (b) the sale or other disposition of Equipment that is obsolete or no longer useful in such Loan Party’s business; and

     (c) the sale or disposition of other assets having a book value not exceeding $5,000,000 in the aggregate in any Fiscal Year.

The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section (other than pursuant to Section 6.20(a)) shall be delivered to the Agent as required by Section 2.15 and applied to the Obligations as set forth therein.

     6.21 Investments and Acquisitions. No Loan Party will (i) make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, (ii) create any Subsidiary (other than a Subsidiary that is a Borrower or Guarantor hereunder), (iii) become or remain a partner in any partnership or joint venture, or (iv) make any Acquisition, except:

     (a) Cash Equivalent Investments, subject to control agreements in favor of the Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Agent for the benefit of the Lenders;

     (b) Investments in Subsidiaries existing as of the Closing Date;

     (c) other Investments in existence on the Closing Date and described in Schedule 6.21;

     (d) Investments consisting of loans or advances made to employees of such Loan Party on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 to any employee and up to a maximum of $2,000,000 in the aggregate at any one time outstanding;

     (e) subject to Sections 4.2(a) and 4.4 of the Security Agreement, Investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

     (f) additional Investments in Wholly-Owned Subsidiaries which are Loan Parties;

     (g) Permitted Acquisitions and the formation of Wholly-Owned Subsidiaries of the Borrowers in connection with a Permitted Acquisition;

     (h) Investments in Subsidiaries that are not Loan Parties not to exceed $500,000 in the aggregate during the term of this Agreement; and

     (i) other Investments not to exceed $5,000,000 in the aggregate during the term of this Agreement.

     6.22 Liens.

     (a) No Loan Party will create, incur, or suffer to exist any Lien in, of, or on the Property of such Loan Party, except the following (collectively, “Permitted Liens”):

     (i) Liens for taxes, fees, assessments, or other governmental charges or levies on the Property of such Loan Party if such Liens (1) shall not at the time be delinquent or (2) subject to the provisions of Section 6.6, do not secure obligations in excess of $1,000,000, are being contested in good faith and by appropriate proceedings diligently pursued, adequate reserves in accordance with GAAP have been set aside on the books of such Loan Party, and a stay of enforcement of such Lien is in effect;

     (ii) Liens imposed by law, such as carrier’s, warehousemen’s, and mechanic’s Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than ten days past due;

     (iii) statutory Liens in favor of landlords of real Property leased by such Loan Party; provided that, such Loan Party is current with respect to payment of all rent and other amounts due to such landlord under any lease of such real Property;

     (iv) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

     (v) utility easements, building restrictions, and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of such real Property or interfere with the use thereof in the business of such Loan Party;

     (vi) Liens existing on the Closing Date and described in Schedule 6.22;

     (vii) Liens resulting from any extension, refinancing, or renewal of the related Indebtedness as permitted pursuant to Section 6.17(d); provided that, the Liens evidenced thereby are not increased to cover any additional Property not originally covered thereby;

     (viii) Liens securing purchase money Indebtedness of such Loan Party permitted pursuant to Section 6.17(c); provided that, such Liens attach only to the Property which was purchased with the proceeds of such purchase money Indebtedness;

     (ix) Liens on property or assets (other than Accounts and Inventory) acquired pursuant to a Permitted Acquisition, or on property or assets (other than Accounts and Inventory) of a Loan Party in existence at the time such Loan Party is acquired pursuant to a Permitted Acquisition, provided that (1) any Indebtedness that is secured by such Liens is permitted under Section 6.17, and (2) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of any other Loan Party; and

     (x) Liens in favor of the Agent granted pursuant to any Loan Document.

     (b) Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.22, other than (1) clauses (i) and (x) above, may at any time attach to any Accounts of any Loan Party and (2) clauses (i) through (iii) and (x) above, may at any time attach to any Inventory of any Loan Party.

     (c) Other than as provided in the Loan Documents or in connection with the creation or incurrence of any Indebtedness under Section 6.17(c), no Loan Party will enter into or become subject to any negative pledge or other restriction on the right of such Loan Party to grant Liens to the Agent and the Lenders on any of its Property; provided that, any such negative pledge or other restriction entered into in connection with the creation of Indebtedness under Section 6.17(c) shall be limited to the Property securing such purchase money Indebtedness.

     6.23 Change of Name or Location; Change of Fiscal Year. No Loan Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral as set forth in the Security Agreement, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless (1) the Agent shall have received at least thirty days prior written notice of such change and (2) the Agent shall have acknowledged in writing that, either (i) such change will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (ii) any reasonable action requested by the Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Agent, on behalf of Lenders, in any Collateral), provided that, any new location shall be in the continental U.S. No Loan Party shall change its Fiscal Year.

     6.24 Affiliate Transactions. No Loan Party will enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer (including, without limitation, any payment or transfer with respect to any fees or expenses for management services) to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arms-length transaction.

     6.25 Amendments to Agreements. No Loan Party will, nor will any Loan Party permit its Subsidiary to, amend or terminate its articles of incorporation, charter, certificate of formation, by-laws, operating, management or partnership agreement or other organizational document.

     6.26 Prepayment of Indebtedness; Subordinated Indebtedness.

     (a) No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.20; (iii) Indebtedness permitted by Section 6.17(d) upon any refinancing thereof in accordance therewith; (iv) Indebtedness permitted by Section 6.17(e); and (v) Indebtedness permitted by Section 6.17(k).

     (b) No Loan Party shall make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than with respect to the Convertible Note Repurchase.

     6.27 Financial Contracts. No Loan Party shall enter into or remain liable upon any Financial Contract, except for Rate Management Transactions permitted by Section 6.17.

     6.28 Capital Expenditures. No Loan Party shall expend, or be committed to expend, in excess of $35,000,000 for Capital Expenditures during any Fiscal Year in the aggregate for the Company and its Subsidiaries.

     6.29 Financial Covenants.

     6.29.1 Fixed Charge Coverage Ratio.(a) At all times while the Term B Loan is outstanding, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of the Company’s Fiscal Quarter for the then most-recently ended four Fiscal Quarters, to be less than 1.15 to 1.0; provided that (i) for the Fiscal Quarter ending June 30, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended Fiscal Quarter, (ii) for the Fiscal Quarter ending September 30, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended two Fiscal Quarters and (iii) for the Fiscal Quarter ending December 31, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended three Fiscal Quarters.

     (b) At all times after the Term B Loan has been paid in full, the Borrowers will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of the Company’s Fiscal Quarter for the then most-recently ended four Fiscal Quarters, to be less than 1.0 to 1.0; provided that (i) for the Fiscal Quarter ending June 30, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended Fiscal Quarter, (ii) for the Fiscal Quarter ending September 30, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended two Fiscal Quarters and (iii) for the Fiscal Quarter ending December 31, 2004, the Fixed Charge Coverage Ratio shall be calculated using the most-recently ended three Fiscal Quarters.

                 6.29.2 Minimum Tangible Net Worth. The Company will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (a) $105,153,600 plus (b) 50% of positive Consolidated Net Income earned in each Fiscal Quarter beginning with the Fiscal Quarter ending September 30, 2004.

     6.30 Depository Banks. Each Loan Party shall maintain the Agent as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

     6.31 Sale of Accounts. No Loan Party will, nor will any Loan Party permit its Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse; provided, however that a Loan Party and its Subsidiary may assign delinquent notes and accounts receivable for collection purposes.

     6.32 Convertible Note Repurchase.

     On or before the 60th day after the Closing Date, the Company shall have completed the Convertible Note Repurchase in a manner reasonably satisfactory to Agent and Lenders.

     6.33 Additional Legal Opinions.

     On or before the 10th day after the Closing Date, the Agent shall have received a duly executed copy of the legal opinion of Greenberg Traurig LLP opining as to Texas law with respect to enforceability, lien creation, lien perfection and choice of law in connection with the transactions contemplated by this Agreement and the other Loan Documents, in form and substance reasonably satisfactory to the Agent.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

     (a) any representation or warranty made or deemed made by or on behalf of any Loan Party to any Lender or the Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with any of the foregoing shall be materially false on the date as of which made;

     (b) (i) nonpayment, when due (whether upon demand or otherwise), of any principal, or (ii) nonpayment, within three (3) days after the due date (whether upon demand or otherwise), of any interest, fee, Reimbursement Obligation or any other obligation owing under any of the Loan Document;

     (c) the breach by any Loan Party of any of the terms or provisions of Section 6.2, 6.3(a), 6.16 through 6.23 or 6.25 through 6.31 which is not remedied within three (3) days after the earlier of such breach or written notice from the Agent or any Lender;

     (d) the breach by any Loan Party (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of (i) Section 6.1, 6.3 (other than Section 6.3(a)), 6.4 through 6.15 or 6.24 of this Agreement which is not remedied within fifteen (15) days after the earlier of such breach or written notice from the Agent or any Lender or (ii) any other Section of this Agreement which is not remedied within fifteen (15) days after the earlier of such breach or written notice from the Agent or any Lender;

     (e) failure of any Loan Party to pay when due any Material Indebtedness or a default, breach or other event occurs under any term, provision or condition contained in any Material Indebtedness Agreement of any Loan Party, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Loan Party shall not pay, or admit in writing its inability to pay, its debts generally as they become due;

     (f) any Loan Party shall (i) have an order for relief entered with respect to it under the Bankruptcy Code as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property which constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Bankruptcy Code as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this subsection (f) or (vi) fail to contest in good faith any appointment or proceeding described in subsection (g) below;

     (g) a receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party or any portion of its Property which constitutes a Substantial Portion, or a proceeding described in subsection (f)(iv) of Article VII shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty consecutive days;

     (h) any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of any Loan Party so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

     (i) any loss, theft, damage or destruction of any item or items of Collateral or other property of any Loan Party occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

     (j) any Loan Party shall fail within thirty days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

     (k) any Change in Control shall occur;

     (l) the Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $1,000,000 or any Reportable Event shall occur in connection with any Plan;

     (m) any Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by such Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $1,000,000 per annum;

     (n) a Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of such Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000;

     (o) any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release by the any Loan Party or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect;

     (p) the occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

     (q) the Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty to which it is a party, or shall give notice to such effect;

     (r) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

     (s) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

     (t) the representations and warranties set forth in Section 5.17 (Plan Assets; Prohibited Transactions) shall at any time not be true and correct;

     (u) any Borrower or any of their Subsidiaries shall fail to pay when due any Operating Lease Obligation in excess of $1,000,000;

     (v) nonpayment by any Borrower or any of its Subsidiaries of any Rate Management Obligation when due or the breach by any Borrower or any of its Subsidiaries of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto;

     (w) any default, termination or non-renewal of licenses of the Borrowers which in the aggregate accounted for thirty percent (30%) or more of the revenues of the Borrowers, on a consolidated basis, in the previous Fiscal Year; or

     (x) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any Property of such Loan Party having a fair market value in excess of $1,000,000.

ARTICLE VIII

REMEDIES; WAIVERS AND AMENDMENTS

     8.1 Remedies.

     (a) If any Default occurs and is continuing, the Agent may in its discretion (and at the written request of the Required Lenders, shall) (i) reduce the Aggregate Commitment or the Revolving Commitment, (ii) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, (iii) declare all or any portion of the Obligations to be due and payable, whereupon such Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, (iv) upon notice to the Borrower Representative and in addition to the continuing right to demand payment of all amounts payable under this Agreement, the Agent may either (1) make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount, in immediately available funds (which funds shall be held in the Facility LC Collateral Account), equal to 105% of the Collateral Shortfall Amount or (2) deliver a Supporting Letter of Credit as required by Section 2.1.2(l), whichever the Agent may specify in its sole discretion, (v) increase the rate of interest applicable to the Loans and the LC Fees as set forth in this Agreement and (vi) exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

     (b) If any Default described in subsections (f) or (g) of Article VII occurs with respect to any Loan Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and all Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Loan Parties will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

     (c) If, within thirty days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in subsections (f) or (g) of Article VII with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower Representative, rescind and annul such acceleration and/or termination.

     (d) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrowers (upon notice to the Borrower Representative) to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Agent an amount equal to 105% of the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. The Borrowers hereby pledge, assign, and grant to the Agent, on behalf of and for the benefit of the Agent, the Lenders, and the LC Issuer, a security interest in all of the Borrowers’ right, title, and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations.

     (e) The Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.

     (f) At any time while any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

     8.2 Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

     8.3 Amendments.

     (a) Subject to the provisions of this Section 8.3, no amendment, waiver or modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Loan Parties and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Notwithstanding subsection (a) above, no such amendment, waiver or other modification with respect to this Agreement shall, without the consent of all of the Lenders:

     (i) extend the final maturity of any (A) Revolving Loan to a date after the Revolver Termination Date, (B) Term A Loan to a date after the Facility Termination Date, (C) Term B Loan to a date after the Term B Termination Date and/or (D) Loan to a date after the Facility Termination Date;

     (ii) postpone any regularly scheduled payment of principal of any Loan or reduce or forgive all or any portion of the principal amount of any Loan or any Reimbursement Obligation or reduce the amount or extend the payment date for, the mandatory payments required under Article II;

     (iii) reduce the rate or extend the time of payment of interest or fees payable to the Lenders pursuant to any Loan Document;

     (iv) reduce the percentage or number of Lenders specified in the definition of Required Lenders;

     (v) extend the Facility Termination Date;

     (vi) increase the amount of the Aggregate Commitment or the Commitment of any Lender hereunder (other than in connection with a Revolving Credit Adjustment Event or pursuant to Section 12.3);

     (vii) increase the advance rates set forth in the definition of Borrowing Base;

     (viii) permit any Loan Party to assign its rights under this Agreement;

     (ix) amend this Section 8.3;

     (x) release any guarantor of any Credit Extension, except as otherwise permitted herein or in the other Loan Documents; or

     (xi) except as provided in Section 10.16 or any Collateral Document, release all or substantially all of the Collateral.

     (c) No amendment of any provision of this Agreement relating to the Agent or to the Non-Ratable Loans, the Overadvances or the Protective Advances shall be effective without the written consent of the Agent. No amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 12.3, and (ii) waive payment of the fee required under Section 12.3(c) and (iii) after consultation with the Borrower Representative, implement the rights set forth in paragraph 4 of the Fee Letter without obtaining the consent of any other party to this Agreement.

     (d) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, the Borrowers may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

     8.4 Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Credit Extensions herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Loan Parties, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Loan Parties, the Agent and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other lender (except to the extent to which the Agent is authorized to act as administrative agent for the Lenders hereunder). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

     9.6 Expenses; Indemnification.

     (a) Expenses. The Borrowers shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet or through a service such as Intralinks), review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out of pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with:

     (i) appraisals of all or any portion of the Collateral, including each parcel of real Property or interest in real Property described in any Collateral Document, which appraisals shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions (including travel, lodging, meals and other out of pocket expenses);

     (ii) field examinations and audits and the preparation of Reports at the Agent’s then customary charge (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit) plus travel, lodging, meals and other out of pocket expenses, provided, that Loan Parties’ reimbursement obligations with respect to field examinations shall apply to no more than three field examinations in any calendar year, unless a Default or Unmatured Default shall have occurred in the twelve (12) month period preceding such field examination;

     (iii) any amendment, modification, supplement, consent, waiver or other documents prepared with respect to any Loan Document and the transactions contemplated thereby;

     (iv) lien and title searches and title insurance;

     (v) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of the Agreement);

     (vi) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take;

     (vii) any litigation, contest, dispute, proceeding or action (whether instituted by Agent, the LC Issuer, any Lender, any Loan Party or any other Person and whether as to party, witness or otherwise) in any way relating to the Collateral, the Loan Documents or the transactions contemplated thereby; and

     (viii) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Funding Account and lock boxes, and costs and expenses of preserving and protecting the Collateral.

     The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses may be charged to the Borrower’s Loan Account as Revolving Loans or to another deposit account, all as described in Section 2.17(b).

     (b) Indemnification. The Borrowers hereby further agree, jointly and severally, to indemnify the Agent, the Arranger, the LC Issuer each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE BORROWERS AND THE BORROWERS AGREE THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY.

     9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.5, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrowers (through the Borrower Representative), the Agent or the Required Lenders shall so request the Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrowers shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

     9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.10 Nonliability of Lenders. The relationship between any Loan Party on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of debtor and creditor. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Loan Party. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Loan Parties agree that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Loan Party hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

     9.11 Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder. Without limiting Section 9.4, the Borrowers agree that the terms of this Section 9.11 shall set forth the entire agreement between the Borrowers and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information. Notwithstanding anything herein to the contrary, confidential information shall not include, and each party to any of the Loan Documents and their respective Affiliates (and the respective partners, directors, officers, employees, advisors, representatives and other agents of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (i) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (ii) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above, and it is hereby confirmed that each of the Persons referred to above has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

     9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

     9.13 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

     9.14 Amendment and Restatement. This Agreement is an amendment and restatement of the Original Loan Agreement. All “Obligations” under the Original Loan Agreement and all Liens securing payment of “Obligations” under the Original Loan Agreement shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such “Obligations”. This Agreement shall supersede the Original Loan Agreement. From and after the Effective Date, this Agreement shall govern the terms of the “Obligations” under the Original Loan Agreement. To the extent not replaced by Loan Documents dated as of the Closing Date, any “Loan Documents” (as defined in the Original Loan Agreement) executed in connection with the Original Loan Agreement (other than any such Loan Document that is specifically terminated by the parties thereto) shall continue to be effective, and all references in those prior Loan Documents to the “Loan Agreement,” the “Agreement” or similar references, shall be deemed to refer to this Agreement without further amendment thereof.

ARTICLE X

THE AGENT

     10.1 Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Texas Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-

appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

     10.4 No Responsibility for Credit Extensions, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of any Loan Party, any Guarantor or any Affiliate of any Loan Party.

     10.5 Action on Instructions of the Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by the Agent or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that, (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender, any Borrower or the Borrower Representative referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders; provided, that, the Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct.

     10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party in which such Loan Party is not restricted hereby from engaging with any other Person, all as if Bank One were not the Agent and without any duty to account therefor to Lenders. Bank One and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. The Agent in its individual capacity, is not obligated to remain a Lender.

     10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Loan Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document, credit information or other information expressly required to be furnished to the Lenders by the Agent or Arranger hereunder, neither the Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrowers or any of their Affiliates that may come into the possession of the Agent or Arranger (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

     10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint (with the consent of Borrower Representative, which shall not be unreasonably withheld or delayed), on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrowers or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

     10.13 Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

     10.14 Execution of Loan Documents. The Lenders hereby empower and authorize the Agent, on behalf of the Agent and the Lenders, to execute and deliver to the Loan Parties the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Agent or the Required Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that all of the Obligations hereunder constitute one debt, secured pari passu by all of the Collateral.

     10.15 Collateral Matters.

     (a) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release or subordinate (as applicable) any Liens granted to the Agent by the Loan Parties on any Collateral (i) upon the termination of the Aggregate Commitment, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Secured Obligations), and the cash collateralization of all Unliquidated Secured Obligations in a manner satisfactory to each affected Lender, (ii) constituting Property being sold or disposed of if the Loan Party disposing of such Property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property in which no Loan Party has at any time during the term of this Agreement owned any interest, (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (v) owned by or leased to an Loan Party which is subject to a purchase money security interest or which is the subject of a Capitalized Lease, in either case, entered into by such Loan Party pursuant to Section 6.17(c), or (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Section 8.1. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any Liens upon particular types or items of Collateral pursuant to this Section 10.15. Except as provided in the preceding sentence, the Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $6,000,000 during any calendar year without the prior written authorization of the Lenders.

     (b) Upon receipt by the Agent of any authorization required pursuant to Section 10.15(a) from the Required Lenders of the Agent’s authority to release any Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Loan Parties, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of its Liens upon such Collateral; provided that, (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

     (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Agent therein have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

     (d) Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

     (e) Each Lender hereby agrees as follows: (a) such Lender is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each Report prepared by or on behalf of the Agent; (b) such Lender expressly agrees and acknowledges that neither Bank One nor the Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein, or (ii) shall be liable for any information contained in any Report; (c) such Lender expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, Bank One, or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that Bank One undertakes no obligation to update, correct or supplement the Reports; (d) such Lender agrees to keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party and not to distribute any Report to any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, such Lender agrees (i) that neither Bank One nor the Agent shall be liable to such Lender or any other Person receiving a copy of the Report for any inaccuracy or omission contained in or relating to a Report, (ii) to conduct its own due diligence investigation and make credit decisions with respect to the Loan Parties based on such documents as such Lender deems appropriate without any reliance on the Reports or on the Agent or Bank One, (iii) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any Obligations and (iv) to pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

     10.16 Co-Agents, Documentation Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Loan Party becomes insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to respective Pro Rata Share of the Aggregate Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Loan Parties shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.2. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

     12.2 Participations.

     (a) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

     (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

     (c) Benefit of Certain Provisions. Each Loan Party agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that, each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that, (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower Representative, and (ii) any Participant not incorporated under the laws of the U.S. or any state thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

     12.3 Assignments.

     (a) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G (an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Credit Extensions of the assigning Lender or (unless each of the Borrower Representative and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000 in the case of any assignment of a Revolving Commitment and $1,000,000 in the case of any assignment of a Term Loan or Term Loan Commitment. The amount of the assignment shall be based on the Commitment or outstanding Credit Extensions (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

     (b) Consents. The consent of the Borrower Representative shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that, the consent of the Borrower Representative shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender with a Revolving Commitment (in the case of an assignment of a Revolving Commitment) or is a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of any other Commitment or Loans). The consent of the LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Revolving Commitment. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

     (c) Effect; Effective Date. Upon (i) delivery to the Agent of a duly executed Assignment Agreement, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such Assignment Agreement shall become effective on the effective date specified by the Agent in such Assignment Agreement. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such Assignment Agreement, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Credit Exposure assigned to such Purchaser (but not any other liabilities accrued prior to such assignment, unless assumed by such Purchaser) without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

     (d) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the U.S. a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     12.4 Dissemination of Information. Each Loan Party authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Loan Parties, including without limitation any information contained in any Reports; provided that, each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

     12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the U.S. or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

     12.6 Assignment by LC Issuer. Notwithstanding anything contained herein, if at any time Bank One assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 12.3, Bank One may, upon thirty days’ notice to the Borrower Representative and the

Lenders, resign as LC Issuer. In the event of any such resignation as LC Issuer, the Borrower Representative shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank One as LC Issuer. If Bank One resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to the Facility LCs outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Reimbursement Obligations pursuant to Section 2.1.2(d)).

ARTICLE XIII

NOTICES

     13.1 Notices; Effectiveness; Electronic Communications.

     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

     (i) if to any Loan Party, at its address or telecopier number set forth on the signature page hereof;

     (ii) if to the Agent, at its address or telecopier number set forth on the signature page hereof;

     (iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

     (iv) if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

     (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that, the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Loan Party may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Notwithstanding the foregoing, in every instance, the Borrower Representative shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(e) to the Agent.

          Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

     13.2 Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Loan Parties, the Agent, the LC Issuer and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

GUARANTY

     15.1 Guaranty. Each Guarantor (other than those that have delivered a separate Guaranty; each to be referred to in this Article XV as a Guarantor and collectively as the Guarantors) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, the LC Issuer and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

     15.2 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Agent, the LC Issuer or any Lender to sue any Borrower, any Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

     15.3 No Discharge or Diminishment of Guaranty.

     (a) Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:

     (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise;

     (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations;

     (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any Borrower, any Guarantor, or any other guarantor of or other person liable for any of the Guaranteed Obligations; or

     (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, any Guarantor, any other guarantor of the Guaranteed Obligations, the Agent, the LC Issuer, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

     (b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Guarantor or any other guarantor of or other person liable for any of the Guaranteed Obligations, of the Guaranteed Obligations or any part thereof.

     (c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by:

     (i) the failure of the Agent, the LC Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations;

     (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations;

     (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations;

     (iv) any action or failure to act by the Agent, the LC Issuer or any Lender with respect to any collateral securing any part of the Guaranteed Obligations;

     (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

     15.4 Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Borrower, any Guarantor, any other guarantor of any of the Guaranteed Obligations, or any other person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower, any Guarantor, any other guarantor or any other person liable on any part of the Guaranteed Obligations or exercise any other right or remedy available to it against any Borrower, any Guarantor, any other guarantor or any other person liable on any of the Guaranteed Obligations, without affecting or impairing in any way the liability of such Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower, any other guarantor or any other person liable on any of the Guaranteed Obligations, as the case may be, or any security.

     15.5 Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Borrower, any Guarantor, any person liable on the Guaranteed Obligations, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Agent, the LC Issuer and the Lender.

     15.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the LC Issuer and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Lender.

     15.7 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that neither the Agent, the LC Issuer nor any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

     15.8 Termination. The Lenders may continue to make loans or extend credit to any Borrower based on this Guaranty until five days after the Agent receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lender for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

     15.9 Taxes. All payments of the Guaranteed Obligations will be made by each Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding franchise taxes and taxes imposed on overall net income of the Lender by the U.S. or the jurisdiction in which the Lender’s applicable Lending Installation is located (collectively, “Taxes”). If any Guarantor is required by law to deduct any Taxes from or in respect of any sum payable to the Lenders under this Guaranty, (a) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) the Lenders receive an amount equal to the sum it would have received had no such deductions been made, (b) the Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (c) the Guarantors must furnish to the Lender within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.

     15.10 Severability. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability.” This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

     15.11 Contribution. In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XV, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Agent, the LC Issuer, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

     15.12 Lending Installations. The Guaranteed Obligations may be booked at any Lending Installation. All terms of this Guaranty apply to and may be enforced by or on behalf of any Lending Installation.

     15.13 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article XV is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the LC Issuer and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations of liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

     16.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     16.2 CONSENT TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR TEXAS STATE COURT SITTING IN DALLAS, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH LOAN PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY LOAN PARTY AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN DALLAS, TEXAS.

     16.3 WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVII

THE BORROWER REPRESENTATIVE

     17.1 Appointment; Nature of Relationship. APC is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XVII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account. The Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 17.1.

     17.2 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

     17.3 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through Authorized Persons.

     17.4 Notices. Each Borrower shall promptly notify the Borrower Representative of the occurrence of any Default or Unmatured Default hereunder referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

     17.5 Successor Borrower Representative. Upon the prior written consent of the Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Agent shall give prompt written notice of such resignation to the Lenders.

     17.6 Execution of Loan Documents; Aggregate Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Aggregate Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

     17.7 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each Fiscal Month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the Loan Parties, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

BORROWERS:

ACTION PERFORMANCE COMPANIES, INC.

By:	/s/ R. David Martin

R. David Martin
Chief Financial Officer

ACTION RACING COLLECTABLES, INC.

By:	/s/ R. David Martin

R. David Martin
Vice President

ACTION SPORTS IMAGE, L.L.C.

By:	/s/ R. David Martin

R. David Martin
Chief Financial Officer

FUNLINE MERCHANDISE COMPANY, INC.

By:	/s/ R. David Martin

R. David Martin
Executive Vice President

JEFF HAMILTON COLLECTION, INC.

By:	/s/ R. David Martin

R. David Martin
Secretary

MCARTHUR TOWEL AND SPORTS, INC.

By:	/s/ R. David Martin

R. David Martin
Vice President

RACING COLLECTABLES CLUB OF AMERICA, INC.

By:	/s/ R. David Martin

R. David Martin
Vice President

TREVCO TRADING CORP.

By:	/s/ R. David Martin

R. David Martin
Secretary

LOAN PARTIES:

ACTION CORPORATE SERVICES, INC.

By:	/s/ R. David Martin

R. David Martin
President

AW ACQUISITION CORP.

By:	/s/ R. David Martin

R. David Martin
Vice President

CREATIVE MARKETING & PROMOTIONS, INC.

By:	/s/ R. David Martin

R. David Martin
Vice President

GORACING.COM, INC.

By:	/s/ R. David Martin

R. David Martin
Chief Financial Officer

GORACING INTERACTIVE SERVICES, INC.

By:	/s/ R. David Martin

R. David Martin
President

RYP, INC.

By:	/s/ R. David Martin

R. David Martin
Vice President

THE FAN CLUB COMPANY, L.L.C.

By:	/s/ R. David Martin

R. David Martin
Vice President

NOTICE ADDRESS FOR ALL BORROWERS AND LOAN PARTIES:

c/o ACTION PERFORMANCE COMPANIES, INC.

Address: 1480 S. Hohokam Drive Tempe, AZ 85281
Attention: R. David Martin
Telephone: (602) 337-3700
Facsimile: (602) 337-3780

with a copy to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016
Attention: Jeffrey H. Verbin, Esq.
Telephone: (602) 445-8202
Facsimile: (602) 445-8630

AGENT AND LENDER:

BANK ONE, NA
Individually, as Agent and LC Issuer

By:	/s/ Gary N. Fowler

Name:	Gary N. Fowler
Title:	Director

Address:
Bank One, NA
1717 Main Street, LL1
Dallas, Texas 75201
Attention: Andrea S. Friedheim
Telephone: (214) 290-3357
Facsimile:(214) 290-____